Exhibit  10.5

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”).**

UTC Pluristem Exclusive License Agreement

between

Pluristem Ltd.

and

United Therapeutics Corporation

Dated: June 19, 2011

Summary of Contents

Table of Contents
Article 1 Definitions		1
1.1	Definitions	1
1.2	Interpretation	10
Article 2 Grant of Rights		11
2.1	License Grant to UTC	11
2.2	Restrictions on Sublicensing	11
2.3	No Implied License	12
2.4	Non Compete	12
2.5	Right of First Negotiation for Tissue Engineering	12
Article 3 Governance		13
3.1	General	13
3.2	Joint Steering Committee	13
3.3	Areas Outside the JSC’s Authority	15
3.4	Operating Principles	15
3.5	Alliance Managers	17
3.6	Independence	18
Article 4 Joint Obligations and Diligence		18
4.1	Conduct of the Parties	18
4.2	Commercially Reasonable Efforts to Develop	18
4.3	Determination of Diligence	18
4.4	Initial Transfer of Know-How	19
4.5	Sharing of Development and Commercialization Information	20
4.6	Duty to Confer and Consult	20
4.7	Quality Agreement	20
4.8	Product Handling	20
Article 5 Development and Regulatory Activities		21
5.1	Development Activities	21
5.2	Regulatory Matters in Pluristem’s Domain	21
5.3	Notice of Regulatory Filings	21
5.4	Regulatory Matters in the Field	21
5.5	Ownership of Regulatory Filings; Right of Cross-Reference	22
5.6	Interactions with Authorities; Regulatory Inquiries	22
5.7	Drug Safety	23
5.8	Product Withdrawals and Recalls	24
5.9	PLX Development Generally	24
5.10	PLX Development for Tissue Engineering	25
Article 6 Manufacturing and Supply		25
6.1	Development Supply By Pluristem	25
6.2	Commercial Manufacturing and Supply Agreement	26
6.3	Commercial Supply Price	27
6.4	Supply of Product Samples	27
6.5	Non-Discrimination	27
6.6	Commercial Supply Capacity	28
6.7	Failure to Supply	28
6.8	R&D Law and the OCS	28
6.9	Access to Manufacturers	29

Article 7 Commercialization		30
7.1	Commercialization Activities	30
7.2	Compensation for Sales Outside the Selling Party’s Domain	31
7.3	Commercialization Costs	31
7.4	Complaints and Inquiries	31
7.5	Product Integrity	31
Article 8 Payment		33
8.1	Upfront Payment	33
8.2	Milestones	33
8.3	Royalty Payments	34
8.4	Payments and Reports	35
8.5	Taxes	35
8.6	Wire Transfers	35
8.7	Audit Rights	35
8.8	Exchange Rate	36
8.9	Blocked Currency	36
8.10	Late Payments	36
Article 9 Inventions and Patents		36
9.1	Inventions Respecting Development	36
9.2	Inventions Respecting PLX Development	37
9.3	Other Inventions	37
9.4	Patent Prosecution	37
9.5	Enforcement of Patent Rights	38
9.6	Further Assurances	39
9.7	Enforcement of Other Government-Conferred Rights	39
9.8	Infringement Defense	39
9.9	Information and Updates	40
9.10	Patent Challenges	40
9.11	Invention Assignment	40
Article 10 Representations and Warranties		40
10.1	Representations, Warranties and Covenants	40
10.2	Representations and Warranties of Pluristem	41
10.3	Disclaimer	44
Article 11 Confidentiality		44
11.1	Treatment of Confidential Information	44
11.2	Exceptions	44
11.3	Authorized Disclosures	45
11.4	Securities Filings	45
11.5	Publicity	46
11.6	Publication	46
11.7	Patient Information	46
11.8	Confidentiality Agreement	47
Article 12 Indemnification		47
12.1	Indemnification by UTC	47
12.2	Indemnification by Pluristem	47
12.3	Allocation of Responsibility	48
12.4	Procedure	48
12.5	Insurance	49
12.6	No Consequential or Punitive Damages	49

Article 13 Term and Termination		49
13.1	Term	49
13.2	Unilateral Termination by UTC	49
13.3	Material Breach	50
13.4	Consequences of Expiration or Termination	50
13.5	Survival	52
13.6	No Waiver of Remedies	52
Article 14 Dispute Resolution		52
14.1	Disputes	52
14.2	Governing Law; Dispute Resolution	53
Article 15 Condition to Closing: R&D Act		55
15.1	Consent of OCS	55
15.2	Satisfaction of Conditions; Effective Date	55
15.3	Portions of Agreement Effective as of Execution Date	55
15.4	Conduct of Pluristem’s Business	55
15.5	Non-Performance of Condition	55
15.6	Nature of Conditions	56
Article 16 Miscellaneous		56
16.1	Entire Agreement	56
16.2	Assignment; Change of Control	56
16.3	Amendments	57
16.4	Bankruptcy	57
16.5	Non-Waiver	57
16.6	Severability	57
16.7	Notice	57
16.8	Further Assurances	58
16.9	Force Majeure	59
16.10	Independent Contractors	59
16.11	Performance by Affiliates	59
16.12	Guarantee of Certain Obligations	59
16.13	No Third Party Beneficiaries	60
16.14	Counterparts	60

Exhibits

Exhibit 1.1(www): Safety Agreement Table of Contents

Exhibit 6.2: Commercial Supply Terms

Exhibit 6.8: Funded Technology

Exhibit 8.6: Wire Instructions

Exhibit 11.5: Press Release

UTC Pluristem Exclusive License Agreement

This Exclusive License Agreement (the “Agreement”) is made and entered into as of June 19, 2011 (the “Execution Date”) by and between Pluristem Ltd. an Israel corporation, having its principal place of business at MATAM Advanced Technology Park, Building No. 20, Haifa 31905 Israel (“Pluristem”), and United Therapeutics Corporation, a Delaware corporation, having its principal place of business at 1040 Spring Street, Silver Spring, MD, 20910, USA (“UTC”).  Pluristem and UTC are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Pluristem has developed and owns or controls certain proprietary technology, patents, patent applications, and know-how relating to Pluristem’s proprietary PLX (PLacental eXpanded) cells, as well as expertise and know-how relating to the use and manufacture of the Product;

WHEREAS, Pluristem is developing and seeking regulatory approval for, and intends to manufacture and sell, the Product under a separate Pluristem brand name for various indications, and owns or otherwise controls certain related intellectual property rights;

WHEREAS, UTC has developed proprietary methods and know-how regarding the development, marketing, promotion, and commercialization of pharmaceutical products for the treatment of pulmonary hypertension;

WHEREAS, Pluristem wishes to grant to UTC, and UTC wishes to accept, certain rights to market, promote, and commercialize the Product under a separate UTC brand name solely for the Field; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article 1 Definitions

1.1	Definitions

The following terms shall have the following meanings as used in this Agreement:

(a)	“AAA” shall have the meaning set out in Section 14.2(f).

(b)
“Adverse Event” shall mean any undesirable medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with the treatment, including any variant of an “adverse drug experience” as those terms are defined at either 21 C.F.R. Section 312.32 or 21 C.F.R. Section 314.80 and the relevant non-FDA equivalents, whether arising in or outside of a clinical study.

(c)
“Affiliate” shall mean (a) an entity that owns directly or indirectly a controlling interest in a Party, by stock ownership or otherwise, (b) any entity in which a Party owns a controlling interest, by stock ownership or otherwise, or (c) any entity under common control with a Party, directly or indirectly. Solely for purposes of the foregoing sentence, “controlling interest” and “control” shall mean the power, whether or not exercised, to direct the management and affairs of a Party, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. The direct or indirect ownership of fifty percent (50%) or more of a Party’s outstanding voting securities shall in any case be deemed to confer “control.”

(d)	“Alliance Manager” shall have the meaning set out in Section 3.5(a).

(e)
“Applicable Law” shall mean all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Regulatory Authority in any jurisdiction in the Territory and which are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement, including, with respect to the United States, the Prescription Drug Marketing Act, the Federal Food, Drug and Cosmetics Act of 1938, as amended, the Health Insurance Portability and Accountability Act, the Federal Anti-Kickback Statute, and any applicable regulations relating to sampling practices.

(f)	“Arbitration Request” shall have the meaning set out in Section 14.2(d).

(g)	“Business Day” shall mean any day that is not a Saturday or a Sunday in the United States or a day on which the New York Stock Exchange is closed.

(h)	“Calendar Quarter” shall mean each of the three (3) month periods ending on March 31, June 30, September 30, and December 31.

(i)	“Calendar Year” shall mean each twelve (12) month period beginning on January 1 and ending on December 31.

(j)
“Change of Control” shall mean (a) the acquisition of control of Pluristem Ltd. or Pluristem Therapeutics Inc. by a Third Party or (b) the sale or other disposition of all or substantially all of the assets of Pluristem Ltd. or Pluristem Therapeutics Inc. to a Third Party. The direct or indirect ownership of fifty percent (50%) or more of Pluristem’s outstanding voting securities shall in any case be deemed to confer “control.”

(k)	“Claims” shall have the meaning set out in Section 12.1.

(l)	“CMC” shall mean chemistry, manufacturing and controls.

(m)
“Commercialize” (and, with correlative meanings, the terms “Commercializing” and “Commercialization”) shall mean any and all activities relating to the commercialization of the Product, including the Promotion, Detailing, distribution, sale, offer for sale, and importation of the Product after Regulatory Approval of the Product, excluding any and all Manufacturing of the Product.

(n)
“Commercially Reasonable Efforts” shall mean with respect to each Party, commercially reasonable efforts in accordance with the business, legal, medical and scientific judgment of a similarly situated company, and in accordance with the efforts and resources a similarly situated company would use for a product owned by it or to which it has rights, which is of similar market potential, at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors.

(o)	“Competing Product” shall mean any product, other than the Product, comprising of PLX and/or any mesenchymal or mesenchymal-like cells.

(p)
“Confidential Information” of a Party shall mean all Information disclosed by such Party to the other Party during and/or prior to the Term, including any and all Information exchanged between the Parties under the Manufacturing and Supply Agreement or the Confidentiality Agreement.

(q)	“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Parties effective April 8, 2011.

(r)
“Control” shall mean, with respect to any information or intellectual property right, possession by a Party of the ability (whether by ownership, license, or otherwise) to grant access, a license, or a sublicense to such information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, license or sublicense.

(s)
“Corporate Marks” shall mean, with respect to each of the Parties, the corporate name of such Party or those of Affiliates of such Party, and its and their trade names, trademarks, service marks, domain names, and associated logos and designs.

(t)	“Cost of Goods Sold” shall mean, unless otherwise agreed between the Parties:

(i)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

(ii)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

all the foregoing as calculated in accordance with GAAP for by the Manufacturing Party.

(u)
“Cover” shall mean, in respect of any Product, that a Valid Claim encompasses a particular process, machine, article of manufacture or composition of matter respecting the Product such that any making, using, offering to sell, selling, supplying, importing or exporting of the Product would constitute an infringement of the patent claim.

(v)
“Detail” or “Detailing” shall mean, with respect to Promotion of the Product in the Field, the activity undertaken by a UTC Sales Representative with respect to a target physician or other individuals or entities with prescribing authority involved or potentially involved in prescribing the Product in the Field, to provide information about the benefits and features of the Product in the Field in an effort to increase the number of physicians or other individuals or entities with prescribing authority prescribing the Product in the Field, and/or the number of prescriptions for the Product in the Field.

(w)
“Development” (and, with correlative meanings, the terms “Develop” and “Developing”) shall mean the non-clinical development, clinical development, and regulatory activities with respect to seeking Regulatory Approval of the Product for any indication, and post-approval studies, including label extensions in support of the Product in the Field and any studies required by a Regulatory Authority, and excluding any and all Manufacturing of the Product. For the avoidance of doubt, Development shall not include PLX Development.

(x)	“Disclosing Party” shall have the meaning set out in Section 11.1.

(y)	“Dollar” or “$” shall mean the legal tender of the United States of America.

(z)	“Domain” shall mean, with respect to UTC, Products for any indication or use in the Field and, with respect to Pluristem, Products for any indication or use outside the Field.

(aa)	“Effective Date” shall have the meaning set out in Section 15.2.

(bb)	“Failure to Supply” shall mean the occurrence of one of the following events and the giving of notice by UTC to Pluristem of the occurrence thereof:

(i)	Pluristem has elected by a written notice to discontinue supplying Product to UTC without the prior written approval of UTC;

(ii)
with respect to Development activities, the failure by or on behalf of Pluristem to supply on a timely basis of at least **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** of the quantity of Product ordered by or on behalf of UTC or its Representatives (acting reasonably or in accordance with the Manufacturing and Supply Agreement, if such agreement is in effect) in accordance with Section 6.1 provided that such failure was not remedied within **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** days of the date on which such supply was due thereunder and provided further that such failure occurred more than **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** during the Term;

(iii)
with respect to Commercialization activities, the failure by or on behalf of Pluristem to supply on a timely basis of at least **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** of the quantity of Product ordered by or on behalf of UTC or its Representatives in accordance with the Manufacturing and Supply Agreement, provided that such failure was not remedied within **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** days of the date on which such supply was due thereunder (without such period being extended by any cure period in the Manufacturing and Supply Agreement) and provided further that such failure occurred more than **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** during the Term;

(iv)	Pluristem has terminated the Manufacturing and Supply Agreement other than as a result of a breach by UTC of the Manufacturing and Supply Agreement or the insolvency of UTC; or

(v)	termination of the Manufacturing and Supply Agreement by UTC due to material breach by Pluristem that is jeopardizing the supply of Product or insolvency of Pluristem;

provided however that, upon the occurrence of any one of the foregoing events, if Pluristem facilitates the procurement of Product for UTC from a Third Party Manufacturer acceptable to UTC, acting reasonably, under substantially similar terms as supplied pursuant hereto, including, if then in effect, the Manufacturing and Supply Agreement, so that the uninterrupted supply of Product is otherwise as contemplated by this Agreement (without the occurrence of such Failure to Supply), then the occurrence of such event shall not be a Failure of Supply.

(cc)	“FDA” shall mean the United States Food and Drug Administration, or any successor organization.

(dd)
“Field” shall mean the treatment, amelioration, and prevention of any kind or nature and by any route of administration of pulmonary hypertension including all WHO classifications of pulmonary hypertension in the Venice 2003 Revised Classification system.

(ee)	“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

(ff)	“GMP” shall mean the current Good Manufacturing Practices of the FDA and other Regulatory Authorities, as applicable, as then in effect.

(gg)	“Gross Profits” shall mean the amount billed for sales of the Product by UTC, its Affiliates and any sublicensees to Third Parties (excluding such sublicensees), less:

(i)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

(ii)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

(iii)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

(iv)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

(v)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**; and

(vi)	taxes or other governmental charges levied on or measured by the billing amount whether absorbed by the billing or billed party.

Such amounts shall be determined from the books and records of Pluristem and UTC and its Representatives, respectively (as the case maybe), maintained in accordance with GAAP. Each Party agrees that the determination of such amounts will be made using such Party’s then-current standard procedures and methodologies for external reporting of financial results in reports filed with the US Securities and Exchange Commission.

(hh)	“Gross Profits Report” shall have the meaning set out in Section 8.4(a).

(ii)	“Indemnitee” shall mean, with respect to a Party, such Party and its Affiliates, and their respective directors, officers, employees, agents, contractors, licensees and sublicensees.

(jj)	“Indemnified Party” shall have the meaning set out in Section 12.4(a).

(kk)	“Indemnifying Party” shall have the meaning set out in Section 12.4(a).

(ll)
“Information” shall mean (a) technical or economic information, techniques and data relating to the Product, including inventions, practices, methods, knowledge, know-how, skills, SOPs, methods, experience, test data, including pharmacological, toxicological, safety, non-clinical and clinical test data, results, protocols, data, formulations, specifications, analytical and quality control data, regulatory strategies, regulatory submissions, correspondence and communications, marketing, pricing, distribution, cost, sales, patent and legal data or descriptions, and strategies relating to the Product and (b) compositions of matter, devices, assays and biological, chemical or physical materials relating to the Product.

(mm)	“Invention” shall mean any invention or discovery, whether or not patentable, made or acquired or Controlled:

(i)	by UTC pursuant to its activities under to this Agreement performed on or after the Effective Date;

(ii)	by Pluristem on or after the Effective Date;

that is necessary or useful in the Development, Manufacture, use, or Commercialization of the Product.

(nn)	“Joint Inventions” shall have the meaning set out in Section 9.1(e).

(oo)	“Joint Patents” shall have the meaning set out in Section 9.1(e).

(pp)	“JSC” or “Joint Steering Committee” shall have the meaning set forth in Section 3.1.

(qq)	“Losses” shall have the meaning set out in Section 12.1.

(rr)
“Manufacture” shall mean the storage, handling, assembly, fill, production, processing, Labeling, testing, disposition, packaging and quality control of raw materials and components and the Product, and supply of the resulting Product.

(ss)
“Manufacturing and Supply Agreement” shall mean that certain Manufacturing and Supply Agreement entered into by Pluristem and UTC, pursuant to which Pluristem shall supply to UTC, and UTC shall purchase from Pluristem, all of UTC’s requirements for the commercial supply of Product, subject to, and in accordance with, the terms and conditions set forth in this Agreement and such Manufacturing and Supply Agreement.

(tt)	“Negotiation Period” shall have the meaning set out in Section 7.5(h) and Section 6.2(c).

(uu)	“Non-Publishing Party” shall have the meaning set out in Section 11.6(a).

(vv)	“Notification Period” shall have the meaning set out in Section 2.5(c).

(ww)	“OCS” shall mean the Office of the Chief Scientist of the Ministry of Industry and Trade, or any replacement therefore.

(xx)	“OCS Consent” shall have the meaning set out in Section 6.8(a)(i).

(yy)	“Offered Indication” has the meaning set out in Section 2.5(a).

(zz)
“Patents” shall mean (a) unexpired letters patent (including inventor’s certificates) in the Territory that have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including any substitution, extension, term restoration, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (b) pending applications for letters patent in the Territory, including any continuation, division or continuation-in-part thereof and any provisional applications.

(aaa)
“Phase II” trial means a clinical trial on sufficient numbers of patients that is designed to establish the safety and biological activity of the Product for its intended use before the FDA or a Regulatory Authority in a jurisdiction for which the EMA is responsible, which does not include a trial powered to support (without additional trials) an application for Regulatory Approval for the Commercialization of the Product in the United States or in a jurisdiction for which the EMA is responsible, respectively.

(bbb)	“Pluristem Commercialization Activities” shall have the meaning set forth in Section 7.1(b).

(ccc)	“Pluristem Development Activities” shall have the meaning set out in Section 5.1(b).

(ddd)
“Pluristem Know-How” shall mean all Information that (a) is Controlled by Pluristem at any time during the Term and (b) is Useful in the Development, use or Commercialization of the Product in the Field, all as modified pursuant to Article 9. In the event of a Failure to Supply, “Pluristem Know-How” shall include all of the foregoing that is Useful in the Manufacture of the Product for use in the Field.

(eee)
“Pluristem Patents” shall mean all Patents that claim the Development, use or Commercialization of the Product that are Controlled by Pluristem at any time during the Term, including any Patents claiming Inventions Controlled by Pluristem in accordance with Article 9, including composition and method of use of the PLX, all as modified pursuant to Article 9. In the event of a Failure to Supply, “Pluristem Patents” shall include all Patents that claim the Manufacture of the Product for use in the Field that are Controlled by Pluristem at any time during the Term. As of the Effective Date, the Pluristem Patents (including those claiming the Manufacture of the Product for use in the Field) are as set forth on Exhibit 1.1(eee).

(fff)
“Pluristem Product Marks” shall mean the certain, separate Pluristem brand name to be used in connection with marketing and sale of the Product in Pluristem’s Domain, distinct from the UTC Product Marks, and all other trademarks used or intended for use by Pluristem during the Term in connection with the marketing or sale of the Product in Pluristem’s Domain.

(ggg)	“Pluristem Technology” shall mean the Pluristem Patents and Pluristem Know-How.

(hhh)
“PLX” or “PLacental eXpanded cells” shall mean mesenchymal-like adherent stromal cells (ASCs) **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

(iii)	"PLX Development" shall mean **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

(jjj)	“PLX Development IP” shall have the meaning set out in Section 9.2(b).

(kkk)	“Product” shall mean that pharmaceutical product of which the active ingredient of which includes PLX, in any finished form and formulation.

(lll)
“Promotion” or “Promote” shall mean the marketing and advertising of the Product in the Field, including medical education, information and communication, market development and medical liaison activities.

(mmm)	“Publishing Party” shall have the meaning set out in Section 11.6(a).

(nnn)	“Quality Agreement” has the meaning set forth in Section 4.7.

(ooo)	“R&D Law” means the Law for the Encouragement of Industrial Research and Development, 5744-1984 (as amended).

(ppp)
“Reasonable Cost” shall mean, with respect to a Party, the reasonable costs and expenses (including full time equivalent costs and Third Party costs) as then calculated, from time to time, by such Party for its internal accounting purposes in accordance with GAAP, such calculation performed consistently with the practice across such Party’s organization. In any circumstance where Reasonable Costs are expected to exceed **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**, the Parties will develop a budget for such circumstance and agree upon a full time equivalent rate that is appropriate for such circumstance.

(qqq)	“Receiving Party” shall have the meaning set out in Section 11.1.

(rrr)
“Regulatory Approval” shall mean any approvals, licenses, registrations or authorizations of any Regulatory Authority, whether or not conditional, that are necessary for the Development, Manufacture, use or Commercialization of the Product any regulatory jurisdiction in the Territory in accordance with Applicable Law and obtained as a result of activities under this Agreement, including receipt of pricing and reimbursement approvals, where applicable.

(sss)
“Regulatory Authority” shall mean any and all supranational, national, or regional, state, provincial or other local government, court, governmental agency, authority, board, bureau, instrumentality, regulatory agency, department, bureau, commission, council or other government entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the Development, Manufacture, use or Commercialization of the Product in the Territory or the designation of the Product as an orphan drug (or equivalent designation) in the Territory, including, with respect to the United States, the FDA.

(ttt)	“Regulatory Exclusivity Rights” shall have the meaning set out in Section 9.7.

(uuu)
“Regulatory Filings” shall mean all applications, filings, dossiers and the like (excluding routine Adverse Event expedited or periodic reporting), submitted to a Regulatory Authority in the Territory for the purpose of obtaining Regulatory Approval from that Regulatory Authority in the Territory with respect to the Product, but do not include submission of promotional materials to Division of Drug Marketing, Advertising, and Communications of the FDA (DDMAC) and international equivalents.

(vvv)	“Representatives” shall mean, with respect to a Party, its Affiliates, contractors, licensees and sublicensees.

(www)	“Safety Agreement” shall have the meaning set forth in Section 5.7(a). An example of the table of contents of a Safety Agreement is attached hereto as Exhibit 1.1(www).

(xxx)	“Specifications” shall have the meaning set out in Section 6.1(a).

(yyy)	“Supply Terms Schedule” shall have the meaning set out in Section 6.2.

(zzz)	“Term” shall have the meaning set forth in Section 13.1.

(aaaa)	“Territory” shall mean the entire universe.

(bbbb)	“Third Party” shall mean any entity other than a Party or its Affiliates.

(cccc)	"Tissue Engineering" shall mean the ex-vivo regeneration or replacement of portions or functions of the lung or the whole lung.

(dddd)
“Useful” shall mean, with respect to UTC, necessary or useful in the Development or Commercialization of the Product in the Field, and, with respect to Pluristem, necessary or useful in the Manufacture, Development or Commercialization of Products in Pluristem’s Domain. In the event that UTC exercises its rights under Section 2.1(b), in respect of UTC, “Useful” shall include necessary or useful in the Manufacture of the Product for use in the Field.

(eeee)	“UTC Commercialization Activities” shall have the meaning set forth in Section 7.1(a).

(ffff)	“UTC Development Activities” shall have the meaning set out in Section 5.1(a).

(gggg)
“UTC Know-How” shall mean all Information that (a) is Controlled by UTC at any time during the Term and (b) arises from the Development, Manufacturing or Commercialization of Product at any time during the Term and (C) is Useful in the Development, Manufacture, use, or Commercialization of the Product in the Field, all as modified pursuant to Article 9.

(hhhh)
“UTC Patents” shall mean all Patents that claim the Development, Manufacture, use or Commercialization of the Product in the Field that are Controlled by UTC at any time during the Term, and arise from the Development, Manufacturing or Commercialization of Product at any time during the Term, including any Patents claiming Inventions Controlled by UTC in accordance with Article 9, including composition and method of use Patents, all as modified pursuant to Article 9.

(iiii)
“UTC Product Marks” shall mean the certain, separate UTC brand name to be used in connection with marketing and sale of the Product in the Field, distinct from the Pluristem Product Marks, and all other trademarks used or intended for use by UTC during the Term in connection with the marketing or sale of the Product inside the Field.

(jjjj)
“UTC Sales Representative” shall mean an employee of UTC or its permitted contractors and a member of UTC’s sales force engaged in the conduct of Details of the Product and trained as provided under this Agreement.

(kkkk)
“Valid Claim” shall mean a claim within an issued Pluristem Patent that has not expired, lapsed, or been cancelled or abandoned, and that has not been dedicated to the public, disclaimed, or held unenforceable, invalid, or been cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue, or disclaimer.

1.2	Interpretation

(a)
Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b)	Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c)
Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d)	Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e)
Clarification. The word “including” shall be deemed to mean “including without limitation” and “including, but not limited to”. A consent that is identified in this Agreement as not “to be unreasonably withheld” shall not be unreasonably withheld, delayed or conditioned.

(f)
Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

(g)	Priority. In the event of any inconsistency between the provisions of this Agreement and the Manufacturing and Supply Agreement, the provisions of this Agreement shall control.

Article 2 Grant of Rights

2.1	License Grant to UTC

Subject to the terms and conditions of this Agreement, Pluristem hereby grants to UTC during the Term an exclusive (even as to Pluristem), non-transferable (subject to Section 16.2), sublicenseable (subject to Section 2.2) license, under the Pluristem Know-How and the Pluristem Patents, to:

(a)	Develop, use and Commercialize the Product in the Field; and

(b)	in the event of the occurrence of a Failure to Supply, Manufacture and have Manufactured the Product solely for Development, use and Commercialization in the Field.

2.2	Restrictions on Sublicensing

The license granted to UTC in Section 2.1 to Develop and Commercialize the Product is not sublicenseable without the prior written consent of Pluristem (which consent shall not be unreasonably withheld). Notwithstanding the preceding sentence, UTC may sublicense without consent Development or Commercialization activities in specific countries in the Territory. UTC shall provide written notice to Pluristem of such sublicenses, which will include the name of the sublicensee and the scope of the activities which are sublicensed. Notwithstanding the foregoing, all times during the Term, UTC shall perform the substantial portion of the Development and Commercialization of Product not through a sublicense (except as will be otherwise agreed by Pluristem). A distributor is not a sublicensee for the purpose hereof. Any such permitted sublicense (A) if granted to a UTC’s Affiliate, shall terminate, with respect to such Affiliate, upon such Affiliate ceasing to be an Affiliate of UTC; and (B) shall be consistent with and subject to the terms and conditions of this Agreement. UTC shall be liable to Pluristem for any breach of the terms of this Agreement by such sublicensees, whether such sublicensees are approved by Pluristem or otherwise. UTC shall remain responsible for any breach of the terms of this Agreement by any such sublicensee in accordance with the terms of Section 12.1(f).

2.3	No Implied License

Except for the licenses and other rights granted to UTC herein, all right, title and interest in and to the Pluristem Technology and Pluristem Product Marks shall remain solely with Pluristem, whether developed or conceived prior, during or after the Term of this Agreement. Except as expressly provided in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s intellectual property rights, either expressly or by implication, estoppel or otherwise.

2.4	Non Compete

Except for the activities conducted pursuant to this Agreement:

(a)
during the Term, neither UTC nor any of its Affiliates shall, directly or indirectly, alone or in collaboration, partnership or any other form of engagement with any Third Party (including joint ownership or otherwise), Develop or Commercialize in any country in the Territory any Competing Product in the Field.

(b)
During the Term, neither Pluristem nor any of its Affiliates shall, directly or indirectly, alone or in collaboration, partnership or any other form of engagement with any Third Party (including joint ownership or otherwise), Develop or Commercialize in any country in the Territory any product in the Field, unless such Development or Commercialization is the result of a Change of Control of Pluristem where Pluristem’s aquiror was, at the time of such Change of Control or at any time thereafter, directly or indirectly, alone or in collaboration, partnership or any other form of engagement with any Third Party (including joint ownership or otherwise), Developing or Commercializing in any country in the Territory any product in the Field.

2.5	Right of First Negotiation for Tissue Engineering

(a)
During the Term, if Pluristem is approached by a Third Party regarding, or enters into bona fide discussions with a Third Party for, the opportunity to collaborate on, or decides to exploit itself, the Development or Commercialization of products Covered by the PLX Development solely for Tissue Engineering (the “Offered Indication”), Pluristem will provide written notice of same to UTC.

(b)	Such notice will include:

(i)
information possessed by Pluristem that supports the Development or Commercialization of Product for the Offered Indication and is reasonably necessary for UTC to assess the commercial potential of same;

(ii)
if Pluristem was approached by a Third Party or entered into bona fide discussions with a Third Party, the same information presented by Pluristem to the Third Party, subject to any bona fide obligations of confidentiality and limited use owed to such Third Party; and

(iii)	a proposal respecting same that Pluristem would be prepared to accept.

(c)
Within 30 days of receipt of such notice (the “Notification Period”), UTC will provide written notice to Pluristem indicating whether it is interested in negotiating with Pluristem to obtain the rights in question from Pluristem.

(d)
If UTC fails to respond to Pluristem’s notification within the Notification Period or indicates that it is not interested in the Offered Indication, Pluristem will thereafter be free to enter into discussions and a binding transaction with one or more Third Parties regarding the rights offered to UTC in the Offered Indication.

(e)
If UTC indicates its interest in obtaining such rights to the Offered Indication on or before the expiry of the Notification Period, the Parties will negotiate in good faith the terms of a separate development and commercialization agreement, which terms will be commercially reasonable, including without limitation license fees, milestone payments, and royalties, during the period up to ninety (90) days following receipt of UTC’s notice (the “Negotiation Period”). If the Parties are unable to execute such an agreement within such time period, despite good faith negotiations by each Party, Pluristem will thereafter be free to enter into a definitive agreement to develop and commercialize such rights in the Offered Indication with one or more Third Parties in the two (2) years following the expiry of the Negotiation Period, provided that the terms agreed to with such Third Party include financial terms are no more favorable to such Third Party than the last terms offered by Pluristem to UTC. In the event that Pluristem and a Third Party are unable to execute such a definitive agreement within such time period, the Offered Indication shall again be subject to the terms of this Section 2.5. If such a definitive agreement for the Offered Indication terminates for any reason, such Offered Indication shall again be subject to the terms of this Section 2.5.

(f)	Pluristem will not exploit Product for Tissue Engineering unless it has first offered the opportunity to UTC in accordance with this Section 2.5.

Article 3 Governance

3.1	General

The Parties desire to establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall oversee the Parties’ activities under this Agreement and facilitate communications between the Parties.

3.2	Joint Steering Committee

(a)
Formation and Purpose. Within forty-five (45) days after the Effective Date, each Party shall appoint up to three (3) members of its management to be its JSC representatives. Each Party may replace its JSC representatives by written notice to the other Party. The purpose of the JSC shall be to provide a forum for joint discussion between the Parties in order to (i) coordinate the Manufacture of the Product for the Development, use or Commercialization of the Product in the Field, (ii) keep each Party generally advised of the other Party’s activities that would be Useful to the other Party, and (iii) identify activities that would be of mutual benefit with respect to the Product that would be Useful to the other Party. The JSC shall have the membership and shall operate by the procedures set forth in Section 3.4.

(b)	Specific Responsibilities of the JSC. In addition to its overall responsibility for coordinating the Parties’ activities under this Agreement, the JSC shall, in particular and in a timely manner:

(i)	monitor progress of the Development of the Product in the Field as same may be made in accordance with this Agreement;

(ii)
review and comment upon plans for and results of any and all clinical trials conducted by UTC with respect to the Field and conducted in Pluristem’s Domain to the extent such information is Useful to UTC, including clinical trial protocols, monitoring plans, and data disclosure plans included with each such protocol, and updates or amendments thereto;

(iii)	facilitate the flow of information with respect to the Commercialization of the Product in the Field by UTC;

(iv)
facilitate mechanisms for discussion between the Parties with respect to Development of the Product in the Field and in Pluristem’s Domain, including the contents and submission of Regulatory Filings, to the extent such Development and such Regulatory Filings are Useful to the other Party;

(v)
facilitate communication between the Parties with respect to all serious adverse events or significant safety issues for Products in all fields throughout the world to the extent such information is Useful to UTC or to Pluristem, consistent with the terms of the Safety Agreement and coordinate efforts of the Parties to ensure proper reporting of all Adverse Events for the Product in the Field in accordance with Applicable Law and consistent with the terms of the Safety Agreement;

(vi)
subject to any obligations of confidence owed to a Third Party, facilitate the flow of information with respect to any material new studies of which either Party becomes aware which relate to the Product to the extent such information is Useful to the other Party;

(vii)
implement policies and procedures for providing each Party with copies of all correspondence and communications with Regulatory Authorities relating to Products, to the extent such correspondence and communications are Useful to the other Party;

(viii)
coordinate the availability, timing, and amount of Product and placebo to be supplied by Pluristem to UTC for the sale of the Product in the Field, and procedures for forecasting and ordering such placebo and Product pursuant to the Manufacturing and Supply Agreement;

(ix)	monitor Pluristem’s Manufacturing capacity for the Product including the requirement for safety stock as and to the extent agreed by the Parties from time to time;

(x)
consultation between the Parties regarding the Detailing of the Product in UTC’s Domain and the detailing of Pluristem’s Product(s) in Pluristem’s Domain to the extent Useful in respect of the Domain of either Party; and

(xi)	perform such other functions as the Parties may agree in writing.

3.3	Areas Outside the JSC’s Authority

The JSC shall have no authority other than that expressly set forth in Section 3.2. In no event shall the JSC have the right to modify or amend, or waive the terms of, or either Party’s compliance with, this Agreement.

3.4	Operating Principles

The Parties hereby acknowledge and agree that the deliberations and decision-making of the JSC, and any subcommittee established by the JSC, shall be in accordance with the following operating principles:

(a)
Chairpersons. The JSC shall have co-chairpersons. Each of UTC and Pluristem shall select from their representatives a co-chairperson for the JSC. The co-chairpersons of the JSC shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the JSC, and preparing and issuing minutes of each meeting within thirty (30) days thereafter. The JSC co-chairperson of a Party shall call a meeting of the JSC promptly upon the written request of the other co-chairperson to convene such a meeting. Such minutes will not be finalized until both chairpersons review and confirm the accuracy of such minutes in writing.

(b)
Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Calendar Quarter during the first 12 months following the date hereof and thereafter at least twice per Calendar Year unless otherwise agreed by the JSC. The JSC shall meet alternately at Pluristem’s facilities in Haifa, Israel, and UTC’s facilities in the United States, or at such locations as the Parties may otherwise mutually agree. Other employees of each Party (including the Alliance Managers, as defined in Section 3.5(a)) involved in the Development, Manufacture, or Commercialization of the Product in the Field may attend meetings of the JSC as nonvoting participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the Development, Manufacture, or Commercialization of the Product may attend meetings of the JSC as nonvoting observers; provided that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party and that are at least as stringent as those set forth in Article 11; and provided that the term of such obligations may be reduced by mutual agreement of the Parties so as to be commercially reasonable based on the circumstances. Each Party shall be responsible for all of its own expenses associated with participating in the JSC. Meetings of the JSC may be held by audio or video teleconference with the mutual consent of the Parties; provided that one (1) JSC meeting per Calendar Year shall be held in person.

(c)	Decision Making.

(i)
The JSC is an advisory body only, and the rights and authorities of the Parties are set forth in this Agreement, including Section 3.4(c)(ii) and 3.4(c)(iii). The Parties shall use Commercially Reasonable Efforts to cause their respective members of the JSC to act in good faith and cooperate with one another. Any disagreement between the Parties shall be first submitted to the Alliance Managers in order to facilitate a resolution and then, if not resolved, at the election of either Party, be referred for resolution pursuant to Article 14. Notwithstanding the foregoing, each Party has final decision-making authority with respect to certain matters pursuant to 3.4(c)(ii) and 3.4(c)(iii), and no decision made in accordance with such final decision-making authority shall be subject to any dispute resolution mechanism or procedure under Article 14. Notwithstanding anything else in this Agreement or the Manufacturing and Supply Agreement, in no event shall either Party exercise its final decision-making authority in a manner that would have the effect of modifying, or would otherwise be in conflict with, the terms of this Agreement or the Manufacturing and Supply Agreement.

(ii)	Except as otherwise set out in this Agreement, Pluristem shall have final decision-making authority regarding any and all matters relating to:

1.	the Development and Commercialization of Products in Pluristem’s Domain; and

2.	Manufacture of Products, subject to the terms of the Manufacturing and Supply Agreement;

provided that, if Pluristem exercises its decision-making authority under this Agreement, including under this Section 3.4(c)(ii) , Pluristem will make a good faith effort to consult with UTC prior to making any decision that is reasonably likely to be material to UTC, and, if UTC requests, provide to UTC a reasonably detailed written explanation of the basis for such decision. If the Parties disagree on such decision, Pluristem agrees, at UTC’s request, to make available a member of Pluristem’s Executive Committee within ten (10) business days to discuss such matter; provided, however, that such a discussion will not affect Pluristem’s right to exercise its final decision-making authority with respect to such decision.

(iii)
Except as otherwise set out in this Agreement, UTC shall have final decision-making authority regarding any and all matters relating to the Development and Commercialization of Products in the Field, provided that, if UTC exercises its decision-making authority under this Agreement, including under this Section 3.4(c)(iii), UTC will make a good faith effort to consult with Pluristem prior to making any decision that is reasonably likely to be material to Pluristem, and, if Pluristem requests, provide to Pluristem a reasonably detailed written explanation of the basis for such decision. If the Parties disagree on such decision, UTC agrees, at Pluristem’s request, to make available an executive officer of UTC within ten (10) business days to discuss such matter; provided, however, that such a discussion will not affect UTC’s right to exercise its final decision-making authority with respect to such decision.

(iv)	When exercising its decision-making authority under this Agreement, each Party shall:

1.	keep the other Party closely informed about its activities related to the decision;

2.	closely consult with the other Party on such activities and the possible decision(s) to be made and confer in good faith with the other Party respecting same;

3.	exercise its decision-making authority in accordance with the principles set forth in Section 4.1.

(d)
Meeting Agendas. Each Party shall disclose to the other Party proposed agenda items along with appropriate information at least ten (10) Business Days in advance of each meeting of the JSC; provided that, under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.

3.5	Alliance Managers

(a)
Each of the Parties shall appoint a single individual to act as that Party’s point of contact for communications between the Parties relating to the activities conducted under this Agreement (each, an “Alliance Manager”). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.

(b)
Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties and within the JSC. Each Alliance Manager will also: (i) be the point of first referral in all matters of conflict resolution; (ii) coordinate the relevant functional representatives of the Parties in developing and executing strategies and plans for the Product; (iii) provide a single point of communication for seeking consensus both internally within the respective Parties’ organizations and between the Parties regarding key strategy and plan issues; (iv) identify and bring disputes to the attention of the JSC in a timely manner; (v) plan and coordinate cooperative efforts and internal and external communications; and (vi) take responsibility for ensuring that governance activities, such as the conduct of required JSC meetings and production of meeting minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

(c)
The Alliance Managers shall use good faith efforts to attend all JSC meetings and support the co-chairpersons of the JSC in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in JSC meetings, unless they are also appointed members of the JSC pursuant to Section 3.2(a); provided, however, that an Alliance Manager may bring any matter to the attention of the JSC in order to facilitate a resolution of such matter.

3.6	Independence

Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between the Parties is that of independent contractors, and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

Article 4 Joint Obligations and Diligence

4.1	Conduct of the Parties

The Parties’ mutual objective is to permit each Party, pursuant to and in accordance with the terms of this Agreement, to Develop and Commercialize the Product in such Party’s Domain while not taking any action that would be reasonably likely to adversely affect development and commercialization of Products in the other Party’s Domain. Each Party shall conduct itself and its activities hereunder consistent with that understanding, consistent with sound and ethical business and scientific practices.

4.2	Commercially Reasonable Efforts to Develop

UTC shall use Commercially Reasonable Efforts to conduct the Development to obtain Regulatory Approval for the Product for use in the Field at its own expense.

4.3	Determination of Diligence

If Pluristem is of the view that UTC is in breach of Section 4.2, Pluristem shall notify UTC in writing and, in the absence of an agreement between the Parties as to how to proceed within twenty (20) days of such notice, at the request of either Party, the Parties shall appoint a mutually acceptable person as an independent evaluator (the “Evaluator”) to conduct the evaluation set forth in this Section 5.5. If the Parties cannot agree on such an evaluator, then a Party may so notify the arbitral body referred to in Section 14.2(f) of this Agreement and the evaluator will be appointed within ten days by such body. Unless the Parties mutually agree otherwise, the following rules and procedures shall govern the conduct of the Parties and the Evaluator before and during the investigation by the Evaluator:

(a)
Each Party shall promptly provide to the Evaluator and the other Party copies of all documents, statements and records on which the Party intends to rely in presenting its position to the Evaluator, and in any event, shall provide same no later than thirty (30) days of the appointment of the Evaluator.

(b)	Both Parties shall promptly provide to the Evaluator a written summary of their respective positions, and in any event, shall provide same no later than 45 days of the appointment of the Evaluator.

(c)
On receipt of the documents, statements, records and summaries submitted by the Parties the Evaluator shall have thirty (30) days within which to conduct such further inquiries as he or she may deem necessary for the purpose of reviewing the efforts made by UTC with respect to the Development of the Product in compliance with the requirements of Section 4.2.  For the purpose of conducting such an inquiry, the Evaluator shall have the right to:

(i)	require either Party to disclose any further documents or records which the Evaluator considers to be relevant;

(ii)	interview or question either orally (or by way of written questions) one or more representatives of either Party on issues deemed to be relevant by the Evaluator;

(iii)	make an "on site" inspection of UTC's facilities; and

(iv)	obtain if necessary, the assistance of an independent expert to provide technical information with respect to any area in which the Evaluator does not have a specific expertise.

(d)
The Evaluator shall within thirty (30) days of starting the inquiry, prepare a report setting their findings and conclusions as to whether or not UTC has used Commercially Reasonable Efforts as specified in Section 4.2. If the Evaluator determines that UTC has failed to use Commercially Reasonable Efforts as specified in Section 4.2, then the Evaluator shall specify in their report their conclusions as to what would constitute such Commercially Reasonable Efforts, and UTC shall thereafter either:

(i)	perform in a timely manner the actions specified by the Evaluator in the Evaluator’s report as to what would constitute such Commercially Reasonable Efforts; or

(ii)	give notice to Pluristem of termination of this Agreement under Section 13.2.

(e)
If UTC elects to perform the actions specified by the Evaluator in the Evaluator’s report and thereafter fails to execute such actions in a timely manner, after notice of breach provided in accordance with the terms of Section 13.3, then Pluristem may terminate this Agreement in accordance with Section 13.3 with the consequences set out in Section 13.4(b).

(f)	The report and conclusions of the Evaluator shall be delivered to UTC and Pluristem, and shall be accepted by both Parties as final and binding.

(g)
Pluristem may not call for more than one evaluation pursuant to this Section 4.3 in any two Calendar Year period.  The Evaluator shall require the non-prevailing Party to pay the Evaluator’s full fees and expenses or, if in the Evaluator’s opinion there is no prevailing Party, the Evaluator’s fees and expenses will be borne equally by the Parties. At the request of UTC, Pluristem will consent to the participation in any evaluation made pursuant hereto of UTC’s sublicensee(s).

4.4	Initial Transfer of Know-How

Upon UTC’s reasonable request, such request to be made after the Effective Date, Pluristem will provide or make available to UTC, or will have provided or made available to UTC the following Information  on a timely basis, to the extent such Information is Useful to UTC:

(a)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

(b)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

(c)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

Pluristem shall use reasonable efforts to provide such data and Information in finalized format as soon as practicable.

4.5	Sharing of Development and Commercialization Information

(a)
From time to time during the Term, UTC, acting reasonably, may request access to any Pluristem Know-How that is Useful to UTC, and Pluristem shall provide such access. From time to time during the Term, Pluristem, acting reasonably, may request access to any UTC Know-How that is Useful to Pluristem or is necessary or useful to Pluristem in respect of Pluristem’s rights and obligations under this Agreement, and UTC shall provide such access.

(b)
During the Term, each Party shall use Commercially Reasonable Efforts to make available to the other Party Information that is Useful to the other Party relating to the Development or Commercialization of the Product at no cost to such other Party.

(c)
As requested or required by a Regulatory Authority, Pluristem will make available to UTC the Pluristem Know-How Useful in the Manufacture of the Product for use in the Field solely for the purpose of submitting such Information (to the extent required) to Regulatory Authorities.

4.6	Duty to Confer and Consult

The Parties shall confer in good faith regarding their respective activities under this Agreement and the strategies for pursuing same. Each Party shall closely consult with the other Party on its activities under this Agreement, and shall keep the other Party closely informed where such Information is Useful to the other Party.

4.7	Quality Agreement

At the request of either Party, acting reasonably, the Parties will negotiate the terms and conditions of an agreement regarding quality-related aspects of the relationship between Pluristem and UTC including quality assurance procedures (the “Quality Agreement”).

4.8	Product Handling

Unless and until superseded by the terms of the Quality Agreement or otherwise agreed between the Parties, acting reasonably, UTC will comply with Pluristem’s reasonable procedures for the storage, handling, transfer, delivery methods, testing, disposition, and quality control of Product from the time of transfer from Pluristem to UTC of the Product until completion of use of such Product.

Article 5 Development and Regulatory Activities

5.1	Development Activities

(a)
As between UTC and Pluristem, UTC shall be responsible for carrying out all activities relating to Development other than those limited activities set forth in Section 5.1(b) as “Pluristem Development Activities” (the “UTC Development Activities”). Without limiting the foregoing, UTC Development Activities shall include preparation of Regulatory Filings in UTC’s name in the Field and conducting (or having conducted) all clinical trials (including Phase IV studies) for the Field. UTC will consult with Pluristem in respect of such UTC Development Activities in accordance with 2.5(b).

(b)
As between UTC and Pluristem, Pluristem shall be responsible for (i) supplying information to UTC as described in this Agreement; (ii) processing safety reports and notifying UTC of any Product withdrawals or recalls, and providing safety data to UTC, in each case as further described in this Agreement; (iii) supplying Product to UTC for Development at Pluristem’s expense, as further described in Section 6.1; (iv) performing the intravenous toxicology study in accordance with Section Error! Reference source not found.; (v) such other activities proposed by UTC and agreed to by Pluristem, acting reasonably (collectively, the “Pluristem Development Activities”).

(c)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

(d)
If the Parties agree in advance in writing that Pluristem shall conduct any Development activities on behalf of UTC in the Field, then the Parties, acting reasonably, shall agree upon a protocol and the remuneration for each such activity.

5.2	Regulatory Matters in Pluristem’s Domain

As between Pluristem and UTC, Pluristem shall be solely responsible for any and all regulatory activities with respect to Products in Pluristem’s Domain, including filing of all Regulatory Filings for such products, maintenance of all Regulatory Approvals, any reports or submissions required to be made to any non-governmental Third Party payors, and any and all regulatory matters arising after obtaining Regulatory Approval, including post-marketing inquiries and safety surveillance activities.

5.3	Notice of Regulatory Filings

UTC will provide Pluristem with prompt detailed written notice of all updates and revisions to the Regulatory Filings in the Field that are Useful to Pluristem, or are necessary or useful to Pluristem in the Field. Pluristem will provide UTC with prompt detailed written notice of all updates and revisions to the Regulatory Filings that are Useful to UTC. In either event, a Party, at the other Party’s reasonable request, shall provide the requesting Party with all Information and documentation relating to any such Regulatory Filings.

5.4	Regulatory Matters in the Field

(a)
As between Pluristem and UTC, UTC shall be responsible for regulatory activities with respect to Products in the Field, including filing of all Regulatory Filings for the Product in the Field, maintenance of all Regulatory Approvals in the Field, any reports or submissions required to be made to any non-governmental Third Party payors, and any and all regulatory matters arising after obtaining Regulatory Approval, including post-marketing inquiries and safety surveillance activities in the Field. Pluristem will be responsible for the CMC regulatory submission.

(b)	UTC will be responsible for all obligations with respect to providing pricing reports to government authorities having responsibility for pricing matters.

(c)	UTC anticipates seeking Regulatory Approval for registration of a separate UTC Product Mark for the Product in the Field.

5.5	Ownership of Regulatory Filings; Right of Cross-Reference

As between the Parties, each Party shall own all Regulatory Approvals and Regulatory Filings relating to the Product in such Party’s Domain and held in the name of such Party or its designated Affiliates or licensees. Each Party shall ensure that the other Party may, in preparing its Regulatory Filings in its own Domain, as appropriate, include a cross-reference or cross-references to any Regulatory Filings related to PLX or Products in other Party’s Domain.

5.6	Interactions with Authorities; Regulatory Inquiries

(a)
To the extent possible, UTC shall provide to Pluristem reasonable written notice of all meetings and conference telephone calls with any Regulatory Authority related to the Product in the Field. Pluristem shall have the right to have one or more representatives attend each such meeting and each such call, in each case to the extent permitted by the relevant Regulatory Authority.

(b)
The JSC shall implement policies and procedures for providing to each Party a copy of all correspondence or communications with Regulatory Authorities relating to the Product that are Useful to the other Party.

(c)
If requested by Pluristem, UTC shall allow Pluristem to have one or more representatives acceptable to UTC, acting reasonably, attend any meeting or call with a Regulatory Authority respecting the Field, in each case to the extent permitted by the relevant Regulatory Authority, at UTC’s expense.

(d)	Pluristem shall:

(i)	notify UTC on a timely basis of any meetings and conference telephone calls with any Regulatory Authority related to the Product; and

(ii)	make available to UTC on a timely basis any minutes of any such meetings or calls with a Regulatory Authority;

where same is Useful to UTC.

(e)
UTC shall promptly provide Pluristem with copies of all written or electronic correspondence or communications received by UTC from Regulatory Authorities to the extent such correspondence or communications are Useful to Pluristem or are necessary or useful to Pluristem in the Field. Pluristem shall promptly provide UTC with copies of all written or electronic correspondence or communications received by Pluristem from Regulatory Authorities to the extent such correspondence or communications are Useful to UTC. If such correspondence or communication requires a response, the Parties shall consult with each other as appropriate to prepare a draft response, and the response shall be filed by the Party from whom the Regulatory Authority requested a response.

(f)
Each Party shall notify the other Party within one (1) Business Day after it receives information about the initiation of any investigation or inquiry by any Regulatory Authority concerning the Development, Manufacture, use or Commercialization of the Product in the notifying Party’s Domain to the extent such investigation or inquiry would be reasonably likely to adversely affect the other Party’s Domain.

(g)
If a Regulatory Authority desires to conduct an inspection or audit with regard to the Product of a Party’s facility or a facility under contract with a Party with respect to the activities of either Party relevant to this Agreement, such Party shall permit and cooperate with such inspection or audit, and shall cause the contract facility to permit and cooperate with such Regulatory Authority during such inspection or audit.

5.7	Drug Safety

(a)
Adverse Event Reporting. Except as set forth below, Pluristem shall be responsible for all activities related to the timely processing, evaluation, and reporting of Adverse Events to appropriate authorities, in accordance with local requirements, for the Product for all indications (including the Field) in the world. UTC shall be responsible for the surveillance, receipt, evaluation, and reporting of Adverse Events for the Product in UTC’s Domain. UTC and Pluristem shall enter into a safety agreement setting forth a process regarding compliance with all Applicable Laws and both Parties’ obligations related to such Adverse Event responsibilities for the Product (the “Safety Agreement”). In addition, the Safety Agreement will set forth procedures for sharing information between the Parties regarding Adverse Events. The Parties shall commence negotiation of such safety agreement within thirty (30) days after written request from either Party to the other Party.

(b)
Safety Database. Unless otherwise required by Applicable Law or a Regulatory Authority, Pluristem shall create and maintain and exclusively own a single global safety database relating to the Product and **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**. UTC will cover the reasonable incremental costs of such database related to the performance of UTC’s activities under this Agreement. If Applicable Law or a Regulatory Authority requires otherwise, the Parties shall cooperate to collect and share such safety data as so required.

(c)
Right to Audit. Each Party shall have the right to perform audits of the other Party’s pharmacovigilance activities relating to the Parties’ activities under the terms of this Agreement including compliance by the other Party with Applicable Law. The notification of one Party’s intent to conduct such an audit will be provided in writing to the other Party within a reasonable time period in advance, based upon the particular circumstances of the situation.

5.8	Product Withdrawals and Recalls

(a)
In the event that (a) an event, incident, or circumstance has occurred which may result in the need for a recall or other removal of the Product or any lot or lots thereof from the market in the Field; (b) any Regulatory Authority in the Territory threatens or initiates any action to remove the Product from the market in the Field; or (c) any Regulatory Authority in the Territory requires distribution of a “Dear Doctor” letter or its equivalent, regarding use of the Product in the Field, the Party having knowledge of such event shall promptly advise the other Party in writing with respect thereto, and shall provide the other Party copies of all relevant correspondence, notices, and any other related documents. Unless otherwise agreed by the Parties, UTC shall be responsible for conducting the recall. Pluristem shall, upon reasonable request by UTC assist UTC in the conduct of any such recall or withdrawal in the Territory. Each Party will cooperate with the other Party in the performance of any recall or withdrawal.

(b)
To the extent any recall of the Product is implemented as a result of the occurrence of an activity identified in Sections 12.2(a) through 12.2(e) inclusive by the Pluristem Indemnitees, Pluristem shall (i) bear all of Pluristem’s costs and all Reasonable Costs incurred by UTC in connection with such recall and (ii) either, at UTC’s option, replace or credit UTC for the cost of the relevant lots of the Product subject to the recall.

(c)
To the extent any recall of the Product is implemented as a result of the occurrence of an activity identified in Sections 12.1(a) through 12.1(f) inclusive by the UTC Indemnitees, UTC shall (i) bear all of UTC’s costs and all Reasonable Costs incurred by Pluristem in connection with such recall and (ii) if not already paid for by UTC, pay Pluristem for the cost of the relevant lots of the Product subject to the recall.

(d)	Section 12.3 shall apply to the allocation of responsibility set out in this Section, mutatis mutandis.

5.9	PLX Development Generally

UTC may perform PLX Development. UTC shall provide prior written notice and consult with Pluristem regarding the PLX Development which notice shall include the scope of such PLX Development and keep Pluristem reasonably informed of the status and results of such development. Neither Party shall, without the written agreement of the other Party, conduct any clinical trials for or Commercialize any products incorporating the results of the PLX Development or exploiting PLX Development IP in the Field. Notwithstanding the foregoing, if Pluristem conducts any clinical trials for or Commercializes any products incorporating the results of the PLX Development or PLX Development IP outside the Field, then UTC may conduct any clinical trials for or Commercialize any products incorporating such results of the PLX Development or exploiting such resulting PLX Development IP in the Field. In the event that the Parties agree in writing to conduct any clinical trials or to Commercialize any products incorporating the result of PLX Development or exploiting PLX Development IP, then:

(a)
UTC may Develop, Manufacture (in the event of a failure to supply such product by Pluristem, and the definition of “Failure to Supply” in this Agreement shall apply in respect of such product, as if such product were Product hereunder) use and Commercialize such product in the Field; and

(b)	Pluristem may UTC may Develop, Manufacture, use and Commercialize such product in Pluristem’s Domain;

and no consideration shall be payable by either Party to the other Party in respect of same except that UTC will be required to make the royalty payments as set forth in Section 8.3 and pay for any supply of such product by or on behalf of Pluristem on the terms set out in this Agreement as if such product were Product hereunder. The provisions of this Article 8 shall apply to the extent applicable to such royalty payments.

5.10	PLX Development for Tissue Engineering

(a)
UTC may conduct PLX Development for the purposes of Tissue Engineering. UTC shall provide prior written notice and consult with Pluristem regarding such PLX Development which notice shall include the scope of such PLX Development and keep Pluristem reasonably informed of the status and results of such development.

(b)
In the event that a Regulatory Authority requires any PLX Development as part of the UTC Development Activities, and provided that Pluristem has the capabilities to perform such PLX Development on behalf of UTC, UTC will give Pluristem a first opportunity in writing to conduct such development and the Parties will use good faith efforts to collaborate and agree on the terms of such development as soon as reasonably possible. If the Parties fail to agree on the terms of such development within a reasonable time, such period to be determined based on all the surrounding circumstances, including the requirements and timing of the relevant Regulatory Authority, UTC may conduct such development itself or with a Third Party.

Article 6 Manufacturing and Supply

6.1	Development Supply By Pluristem

(a)
Pluristem Obligations. Subject to the terms set forth below, Pluristem shall supply to UTC all Product and placebo reasonably requested by UTC for Development, pursuant to the terms of this Section 6.1. Pluristem warrants that all Product supplied by Pluristem hereunder: (i) shall meet all then-applicable specifications for the Product at the time of delivery (the “Specifications”); and (ii) shall be Manufactured in accordance with GMP and all other Applicable Laws. From time to time at JSC meetings, the Parties shall discuss availability and timing of delivery of clinical supplies of the Product and placebo hereunder.

(b)
Development Supply at No Cost. Pluristem shall supply the Development supplies of the Product and placebo supplied under this Section 6.1 at no cost to UTC; provided that, in respect of any supply of Products and placebo required due to loss of prior supply by UTC resulted from non-compliance by UTC with its obligations under the Quality Agreement or Section 4.8, UTC shall reimburse Pluristem for the Cost of Goods Sold for same.

(c)
Purchase Orders. From time to time at JSC meetings, the Parties shall discuss (i) the amount of Product and placebo to be supplied by Pluristem to UTC during each Calendar Year, and (ii) the procedures for UTC to submit its requirements and Pluristem to supply such requirements. Such procedures shall include (i) annual forecasts of UTC’s requirements, (ii) firm purchase commitments no less than ninety (90) days prior to the time the order must be delivered to UTC by Pluristem, and (iii) procedures for return and replacement of Product that does not substantially meet the Specifications or is in breach of the warranty set forth in Section 6.1(a). Any purchase orders, purchase order releases, confirmations, acceptances, invoices, and similar documents submitted by either Party shall be for administrative purposes only and shall not add to or modify the terms of this Agreement, except for the specification of quantities or delivery dates to the extent that with respect to such terms and agreement was reached between the Parties.

(d)	Development Costs. Except for ex-factory delivery of Product by Pluristem, all other direct and indirect costs and expenses related to the Development shall be borne by UTC.

6.2	Commercial Manufacturing and Supply Agreement

(a)
The Parties shall, commencing at least two (2) years prior to the anticipated date of Commercialization of the Product, as determined by the JSC, in good faith negotiate the terms of a Manufacturing and Supply Agreement such that it reflects the terms set out in the schedule attached hereto as Schedule 6.2 (the “Supply Terms Schedule”).

(b)
Except for UTC’s rights in the event a Failure to Supply pursuant to Section 6.7, UTC will procure all of its requirements for commercial sales of Product for use in UTC’s Domain from Pluristem pursuant to the Manufacturing and Supply Agreement.

(c)
The Parties shall negotiate the Manufacturing and Supply Agreement in good faith and with sufficient diligence as is required to execute and deliver the Manufacturing and Supply Agreement within one hundred and eighty (180) days after the commencement of the negotiation of such agreement (the “Negotiation Period”).

(d)
In the event the Parties fail to execute and deliver the Manufacturing and Supply Agreement within the Negotiation Period, then each of the Parties shall produce a list of issues on which the Parties have failed to reach agreement and submit any then-existing draft(s) of the Manufacturing and Supply Agreement and the list(s) of issues to be resolved by a mutually acceptable person determined by the Parties to be competent in the drafting, structuring and negotiating of Manufacturing and Supply Agreements in the life sciences context as an independent evaluator to resolve the remaining issues in the Manufacturing and Supply Agreement.

(e)
In the event that the Parties cannot agree on such evaluator, the appointing authority shall be the arbitral body referred to in Section 14.2(f) of this Agreement. The evaluator shall review the Manufacturing and Supply Agreement drafts and issues lists proposed by each Party. Each Party shall have the right to make written submissions regarding its position on each issue and to respond in writing to the submissions of the other Party. The evaluator shall prepare a commercially reasonable Manufacturing and Supply Agreement incorporating the terms set out in this Article and the Supply Terms Schedule and other customary and appropriate terms and conditions, taking into full consideration the position of the Parties on the unresolved issues. The evaluator shall complete his/her preparation of the draft Manufacturing and Supply Agreement pursuant to this Section 6.2 within ninety (90) days of his/her appointment, or within such further period as is mutually agreed upon by the Parties. It is hereby clarified that other than as set forth herein, the Evaluator shall not be authorized to grant Manufacturing rights to UTC, its Affiliates or any other Third Parties.

(f)
The completed Manufacturing and Supply Agreement shall be executed by the Parties as the Manufacturing and Supply Agreement and the Parties shall perform their respective obligations in accordance with such agreement.

(g)	One half of the cost of any appointment or determination pursuant to this Section 6.2 shall be borne by UTC and one half shall be borne by Pluristem.

6.3	Commercial Supply Price

UTC shall pay to Pluristem an amount equal to the Cost of Goods Sold plus **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** for commercial supplies of the Product and placebo supplied pursuant to Section 6.2 and the Manufacturing and Supply Agreement.

6.4	Supply of Product Samples

Pluristem shall provide UTC with Product Samples for UTC’s use in the UTC Commercialization Activities at Pluristem’s Cost of Goods Sold plus **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** for such Product Samples. Product Samples will be provided in such amounts and in such configurations as reasonably designated by UTC in accordance with the terms of the Manufacturing and Supply Agreement.

6.5	Non-Discrimination

If the available supply of PLX or other inputs to the Product, including production time, for purposes of Manufacturing the Product is in short supply such that Pluristem is unable to supply the quantity of Product ordered by or on behalf of UTC or its Representatives in accordance with Section 6.1 or the Manufacturing and Supply Agreement, unless otherwise agreed in writing by the Parties and subject to Section 6.5(a), the Parties will allocate Product between themselves pro rata based on each such Party’s sales of same in the Calendar Quarter prior to the quarter in which such shortage occurs. Pluristem shall inform UTC of the expected duration of the shortage of PLX or other inputs to the Product and shall keep UTC informed on a timely basis of the status of the supply of PLX or other such inputs to the Product while such shortage is occurring. The Parties shall cooperate to expedite the manufacture of the Product by Pluristem when the shortage of PLX or other inputs to the Product has been alleviated.

(a)	in the event of a shortage of PLX or other inputs to the Product, favor the supply of the Product for use in those indications where the greatest harm will occur in the absence of such supply.

6.6	Commercial Supply Capacity

(a)
On a quarterly basis, Pluristem shall provide to the JSC (or to a duly formed subcommittee) forecast data showing expected worldwide Manufacturing capacity and demand for the Product for the subsequent twelve (12) months, and the JSC shall consider whether or not Pluristem will have adequate Manufacturing capacity to fulfill such demand for Product for such twelve (12) month period. In the event that the JSC concludes that a Manufacturing shortfall is reasonably possible, it shall inform the Parties and the Parties shall discuss in good faith ways of avoiding this shortfall. The determination of whether Pluristem shall increase its Manufacturing capacity shall be made by Pluristem in its absolute discretion. To the extent that a Failure of Supply is due in part to a failure by Pluristem to increase its Manufacturing capacity, the foregoing sentence will not relieve Pluristem of the consequences provided for in this Agreement in the event of a Failure to Supply.

(b)
At the end of a successful Phase II clinical trial in the Field, UTC and Pluristem may discuss the construction of a GMP manufacturing facility in North America, the cost of which will be shared by UTC and Pluristem with UTC’s commitment not to exceed $10 million. To the extent applicable the manufacturing facility may be used by Pluristem for Manufacturing of any products in Pluristem Domain.

6.7	Failure to Supply

In the event of the occurrence of a Failure to Supply, in addition to any other rights of UTC:

(a)	UTC shall be relieved of its obligation to procure all of its requirements for Product for use in the Field from Pluristem pursuant to the Manufacturing and Supply Agreement;

(b)	the licenses set out in Section 2.1(b) shall be effective;

(c)
Pluristem shall immediately provide, or cause to be provided, reasonable technical assistance at its own expense to UTC or its designee to the Pluristem Know-How necessary to permit UTC or its designee to Manufacture the Product, solely for use in the Field;

(d)
nothing in this Agreement shall prevent UTC from making itself, having made and procuring, Product for use in the Field from any source, including any contract manufacturing organization or other manufacturer used by Pluristem for same;

(e)	Pluristem shall use Commercially Reasonable Efforts to facilitate procurement of Product for UTC for use in the Field; and

(f)
If Pluristem gives notice to UTC that Pluristem has restored Pluristem’s supply and manufacturing capabilities, the Parties may negotiate in good faith regarding purchase of supplies of Product from Pluristem.

6.8	R&D Law and the OCS

(a)	Pluristem warrants to UTC that:

(i)
certain Pluristem Technology was developed with funding provided by the OCS and is identified in Exhibit 6.80 (the “Funded Technology”), and the provision of same to UTC for the purpose of Manufacturing as set forth herein is subject to the provisions of and restrictions imposed by the R&D Law and the approval letters issued to Pluristem under such R&D Law before the Execution Date, and the consent of the OCS to the waiving of same to the extent required to permit the exercise by UTC of its rights under Section 2.1(b) in respect of this Agreement and the Manufacturing and Supply Agreement (the “OCS Consent”); and

(ii)	Pluristem has delivered to UTC a true copy of all such approval letters.

(b)
Pluristem shall not agree with the OCS to any terms for the obtaining of the consent of the OCS to the grant of Manufacturing rights set out in this Agreement that are more onerous than those set out in such approval letters. Pluristem shall not enter into an agreement with any other Regulatory Authority or any other person that would make the warranties of Pluristem set out in this Agreement untrue.

(c)	UTC undertakes and confirms that:

(i)	the receipt of Manufacturing rights and Pluristem Know-How in connection therewith pursuant to this Agreement shall be in accordance with the applicable Israeli laws and regulations; and

(ii)
receipt and/or transfer of the Funded Know-How shall be subject to the OCS Consent and Pluristem’s undertakings towards the OCS contained in the approval letters issued to Pluristem under such R&D Law before the Execution Date.

(d)	Pluristem shall not take any action that will render the OCS Consent invalid.

6.9	Access to Manufacturers

(a)	Pluristem shall use Commercially Reasonable Efforts to, either directly or through one or more Third Party(ies), timely:

(i)	Manufacture, or have Manufactured, sufficient supplies of the Product as required for Development of the Product in the Field;

(ii)	Manufacture, or have Manufactured, sufficient commercial supplies of the Product as required use in the Field; and

(iii)	conduct process development and scale-up work to develop a commercial process for the Manufacture and supply of Product for use in the Field, including related analytical and stability work.

(b)	Pluristem shall use its Commercially Reasonable Efforts to resolve any shelf-life, regulatory and other Manufacturing issues respecting the Product in the Field.

(c)
In the event that UTC exercises its rights under Section 6.7, Pluristem agrees that: (i) UTC and its Representatives shall be entitled to contract directly with any Third Party with whom Pluristem has entered into such definitive agreement(s) under Section 6.9(a) and (ii) such definitive agreement(s) shall not contain any contractual provision that would prohibit UTC and its Representatives from contracting directly or otherwise having access to any such Third Party(ies) for the Manufacture of Product for use in the Field.

(d)
Pluristem will use Commercially Reasonable Efforts not to limit or restrict Pluristem’s ability to grant UTC license as provided for herein without violating the terms of any agreement or other arrangement with any such Third Party. The Parties acknowledge that if Pluristem is required to pay license fees or royalties to any such Third Party(ies) in order to grant UTC such license to use any Pluristem Technology for the Manufacture of Product for use in the Field, then Pluristem shall in a timely fashion offer to UTC in writing a license or sublicense to such Pluristem Technology. Within a reasonable period of time (but not to exceed sixty (60) days after receipt of Pluristem’s offer, UTC shall either accept the license or sublicense of same and pay to Pluristem the amount of such material licensing fees or royalties, or advise Pluristem that UTC does not wish to obtain such rights. Nothing in this Section 6.9(d) applies to the OCS Consent, which is dealt with in Section 6.8.

(e)
If Pluristem Manufactures the Product itself, rather than through Third Part(ies), Pluristem will timely provide reasonable technical assistance to UTC and its Representatives with respect to the technology and Know How necessary to permit UTC or its Representatives to Manufacture or have Manufactured the Product for use in the Field as permitted by this Agreement. Each Party shall bear its own cost and expense of such assistance.

(f)
It is hereby clarified that, whether or not UTC exercises any of its rights pursuant to the provisions of Sections 6.7 or 6.9, Pluristem and/or any of its successors and assignees will be entitled to the consideration set forth in Article 8.

Article 7 Commercialization

7.1	Commercialization Activities

(a)	Except as otherwise provided herein, UTC shall use Commercially Reasonable Efforts to Commercialize the Product in the Field (the “UTC Commercialization Activities”).

(b)
Except as provided otherwise in the Manufacturing and Supply Agreement or this Agreement, Pluristem shall: (i) Manufacture and supply to UTC reasonable quantities of Product and Product Samples for use in the Field as reasonably requested by UTC; and (ii) grant and hereby grants to UTC a nonexclusive license to reproduce and publish, distribute or display Pluristem’s promotional materials used in Pluristem’s Domain (as same may be modified by UTC, subject to Pluristem prior written approval, acting reasonably) solely in UTC’s Domain for the enjoyment of UTC’s rights under this Agreement.

7.2	Compensation for Sales Outside the Selling Party’s Domain

(a)
If Pluristem believes that there are any sales of the Product in Pluristem’s Domain originating directly or indirectly from UTC, Pluristem shall be permitted to implement and conduct procedures under which material sales and purchases of the Product in the Territory and other related market research data shall be audited and monitored, using for example IMS Health and PDDA data and information, and UTC agrees to cooperate with Pluristem in the implementation and conduct of such procedures. In the event that such an audit and monitoring procedure determines that sales of the Product in Pluristem’s Domain have been or are being made originating directly or indirectly from UTC, then **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** consideration received by UTC from such sales shall be immediately paid to Pluristem. Notwithstanding anything to the contrary, the remedy to Pluristem set forth in the previous sentence will not be the exclusive remedy available to Pluristem under this Section 7.2(a).

(b)
If UTC believes that there are sales of Product in the Field originating directly or indirectly from Pluristem, UTC shall be permitted to implement and conduct procedures under which material sales and purchases of the Product in the Territory and other related market research data shall be audited and monitored, using for example IMS Health and PDDA data and information, and Pluristem agrees to cooperate with UTC in the implementation and conduct of such procedures. In the event that such an audit and monitoring procedure determines that material sales of Product in the Field have been or are being made originating directly or indirectly from Pluristem, then **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** consideration received by Pluristem from such sales shall be immediately paid to UTC. Notwithstanding anything to the contrary, the remedy to UTC set forth in the previous sentence will not be the exclusive remedy available to UTC under this Section 7.2(b).

7.3	Commercialization Costs

UTC shall bear all costs and expenses incurred by UTC in connection with the UTC Commercialization Activities.

7.4	Complaints and Inquiries

The Parties shall mutually develop a protocol, under the Quality Agreement, for responding to any and all complaints, medical questions, or other inquiries relating to each Party’s Domain, which are directed to such Parties’ respective sales representatives.

7.5	Product Integrity

(a)
The Parties acknowledge and agree that all Product supplied to UTC under the Manufacturing and Supply Agreement is intended to be sold to end-users under a separate UTC Product Mark for use in the Field, and that Pluristem intends to sell the Product under a separate Pluristem Product Mark for use in Pluristem’s Domain.

(b)
UTC agrees that it will Promote the Product to healthcare professionals for use only in the Field, and will not, directly or indirectly, promote, disseminate information about or seek reimbursement for the Product in Pluristem’s Domain. In the event that UTC discovers that the Product is being distributed in Pluristem’s Domain, UTC shall notify Pluristem, and the provisions set forth in Section 7.2(a) shall apply.

(c)
Pluristem agrees that it will not promote the Product to healthcare professionals for use in the Field and will not, directly or indirectly, promote, disseminate information about or seek reimbursement for the Product in the Field. In the event that Pluristem discovers that a Product is being distributed in Field, Pluristem shall notify UTC, and the provisions set forth in Section 7.2(b) shall apply.

(d)
The Parties shall implement reasonable anti-counterfeiting and field restriction practices, and cooperate fully with each other by taking any and all reasonable steps to protect the safety of patients, maintain the loyalty of physician customers, preserve value, and ensure that safe Product is available to patients seeking treatment and appropriately handled for safe and effective treatment.

(e)
The Parties have entered into this Agreement with the expectation that each Party undertake the effort, expense and risks associated with the Development and Commercialization of Product in the Parties’ respective Domains and that the opportunity in each Domain give rise to a return commensurate with the effort, expense and risks associated with same.

(f)
To the extent permissible under Applicable Law, each Party will make commercially reasonable efforts to ensure that nothing done a Party’s Domain adversely affects the other Party’s Domain, including taking reasonable steps to discourage or prevent “off-label” or out-of-Domain use. In this regard, and without limiting the generality of the foregoing:

(i)	each Party will ensure that differentiated Products will be developed respectively for the Field and for Pluristem’s Domain;

(ii)	where reasonably feasible to do so, each Party will formulate, package and fix the dosage of each Product in such a way so that it will not be useful for the other Party’s Domain;

(iii)	each Party shall share with the other Party any creditable information as to off-label or out-of-Domain use of the former Party’s Product;

(iv)	each Party shall discontinue sales to any Third Parties selling the Product for off-label or out-of- Domain use; and

(v)	the Parties shall implement a policy addressing the appropriate handling of unsolicited requests and dissemination of information about “off-label” or out-of- Domain use.

(g)
Upon the written request of either Party, the Parties shall meet and in good faith endeavor to reach further agreement on means of avoiding, correcting or abating off-label or out-of- Domain uses and addressing the consequences of such uses in a fair and reasonable manner, including incorporating in detail the issues contemplated in this Section 7.5 and any other matters necessary or useful to discourage or prevent “off-label” or out-of- Domain use.

(h)
In the absence of the agreement contemplated by Section 7.5(g), either Party may give notice to the other Party triggering the process for reaching an agreement set out in Section 6.2(c), 6.2(d), 6.2(e), 6.2(f) and 6.2(g), except that, for the purposes of this Section7.5(h), the “Negotiation Period” shall be ninety (90) days and the references to the “Manufacturing and Supply Agreement” shall mean the “Product Integrity Agreement” contemplated by this Section.

(i)
Each Party shall ensure that any agreement it enters into with a licensee or sublicensee of its rights to the Product in its own Domain shall include provisions substantially similar to those set out in this Section 7.5.

Article 8 Payment

8.1	Upfront Payment

In consideration for the rights granted to UTC under this Agreement, UTC, within fifteen (15) days following the Effective Date, shall pay to Pluristem:

(a)	a one-time-only, nonrefundable, non-creditable payment of Five Million Dollars ($5,000,000); and

(b)
a refundable, creditable payment of Two Million Dollars ($2,000,000) as an advance against the reasonable and direct cost to Pluristem of the completion of the intravenous toxicology studies required for IND filing as approved in advance by UTC.

8.2	Milestones

(a)
UTC shall pay to Pluristem the nonrefundable, non-creditable milestone payments set forth in the table below within thirty days of the first achievement of each of the following events with respect to a Product in the Field:

Milestone Event	Amount
(i)** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**
(ii) **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**
(iii) **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

(b)
Each of the foregoing milestones shall be payable only once. It is further agreed between the Parties that any of the milestone payments set forth above are attributed to Pluristem's development services provided to UTC in connection with the achievement of such milestone.

(c)
Occurrence of the foregoing milestones and payments made on account of the occurrence of the foregoing milestones will not be publicly announced by a Party without the express written consent of the other Party, unless that announcement or disclosure of such payment is required by Applicable Law.

(d)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

8.3	Royalty Payments

UTC shall pay Pluristem a royalty in an amount equal to **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** of Gross Profits.  In the event UTC receives any non-monetary consideration in connection with the sale of the Product, UTC’s payment obligation under this Section 8.3 shall be based on the fair market value of such other consideration. In such case, UTC shall disclose to Pluristem the terms of any such arrangement, and the Parties shall endeavor in good faith to agree on the fair market value of the consideration received by UTC under such arrangement.

8.4	Payments and Reports

(a)
UTC shall keep (and shall cause its Affiliates and shall require its sublicensees to keep) complete and accurate books and records that are necessary for Pluristem to ascertain and verify the payments owed hereunder.

(b)
UTC shall provide a report to Pluristem within sixty (60) days after the end of each Calendar Quarter that summarizes all Gross Profits, including, if applicable, the fair market value of all non-monetary consideration received by UTC in exchange for the Product, during such Calendar Quarter and contains detailed information regarding the calculation of amounts due to Pluristem pursuant to Section 8.3, including allowable deductions in the calculation of Gross Profits, in a manner sufficient to enable Pluristem to determine amounts due to Pluristem under Section 8.3 (“Gross Profits Report”). UTC will mail the Gross Profits Report to the attention of: Chief Financial Officer. Contemporaneously with the delivery of each Gross Profits Report, UTC shall make all payments due to Pluristem pursuant to Section 8.3 with respect to the Calendar Quarter corresponding to such Gross Profits Report by wire transfer in immediately available funds in accordance with the terms of Section 8.6.

(c)
Any payment required under this Agreement to be made to Pluristem by UTC shall be made to an Affiliate of Pluristem if designated in writing by Pluristem as the appropriate recipient. Any report required under this Agreement to be made to Pluristem by UTC shall be made by an Affiliate of UTC if designated in writing by UTC as the appropriate reporting entity.

8.5	Taxes

If Applicable Law requires that taxes be deducted and withheld from any payment to be made by UTC to Pluristem pursuant to this Agreement, and unless Pluristem provides a valid exemption from tax deduction or withholding UTC shall (a) deduct those taxes from the payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of payment to Pluristem within sixty (60) days following that payment. UTC agrees to cooperate with Pluristem in its efforts to obtain appropriate exemptions.

8.6	Wire Transfers

All payments hereunder shall be made to Pluristem by bank wire transfer in immediately available funds to Pluristem in accordance with the wire instructions set forth in Exhibit 8.6, which may be changed by written notice to UTC in accordance with Section 16.7.

8.7	Audit Rights

Pluristem shall have the right to have an independent certified public accountant selected by Pluristem and approved by UTC, such approval not to be unreasonably withheld, along with members of its internal finance team inspect the books and records of UTC and Affiliates of UTC for the purpose of determining the accuracy of (i) Gross Profits Reports provided by UTC to Pluristem pursuant to Section 8.4, and (ii) royalties due and paid by UTC to Pluristem pursuant to Sections 8.3 and 8.4. Pluristem may exercise such right within the Term and during a period of two (2) years after expiration or termination of this Agreement, but not more frequently than once in any Calendar Year period, for any period up to three (3) Calendar Years prior to such inspection. The independent certified public accountants shall keep confidential any information obtained during such inspection and shall report to UTC and Pluristem only the amounts of Gross Profits and the amounts due and payable under the terms of this Agreement. If it is determined that additional amounts are owed to Pluristem during any period, UTC will pay Pluristem the additional amounts within thirty (30) days after the date the independent certified public accountant’s written report is received by UTC, together with any additional amount owed pursuant to Section 8.10 (namely, any such discrepancies shall be considered due on the time the payment in respect of such Gross Profits ought to have been made). If it is determined that UTC has overpaid any amount during any period, the overpayment shall be credited toward future royalty payments to be paid by UTC pursuant hereto; provided, however, that, in the event no further royalty payment shall become due, said overpayment shall be paid to UTC within thirty (30) days after the date the independent certified public accountant’s written report is received by UTC. The fees charged by such independent certified public accountant will be paid by Pluristem unless any additional amount owed to Pluristem (excluding any amount owed pursuant to Section 8.10) exceeds **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** of the amount paid for the annual period subject to the audit, in which case UTC will pay the reasonable costs of such independent certified public accountant.

8.8	Exchange Rate

All payments hereunder shall be payable in United States dollars. Whenever conversion of payments from any foreign currency shall be required, such conversion shall be made in accordance with GAAP.

8.9	Blocked Currency

If by reason of Applicable Law, UTC is unable to convert to US Dollars a portion of the amount due by UTC under this Agreement, then UTC shall notify Pluristem in writing and Pluristem shall have the right to receive such portion and UTC shall have the right to pay to Pluristem such portion, in the currency of any other country designated by Pluristem and legally available to UTC.

8.10	Late Payments

Subject to the terms of this Agreement, payments not made to Pluristem within the time period set forth in this Article 8 shall bear interest at a rate of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** per month or the highest rate allowed under Applicable Law, whichever is lower, until paid in full. The payment of such interest shall not limit Pluristem from exercising any other rights it may have as a consequence of the lateness of any payment.

Article 9 Inventions and Patents

9.1	Inventions Respecting Development

As between the Parties and subject to the licenses granted and assignments made in this Agreement:

(a)	Pluristem shall retain exclusive ownership of all intellectual property rights in Pluristem Technology existing as of the Effective Date;

(b)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

(c)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

(d)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

(e)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

9.2	Inventions Respecting PLX Development

Notwithstanding anything in Section 9.1, Pluristem shall own:

(a)
any and all intellectual property rights in Inventions invented and Information created, either solely or jointly with Third Parties, by the employees or agents of UTC arising from the activities of UTC carried out under this Agreement and Controlled by UTC or Pluristem which cannot be used or practised without a licence of the Pluristem Patents or the Pluristem Know-How, without regard to how such Inventions were invented and such Information was created;

(b)
any and all intellectual property rights in Inventions invented and Information created, either solely or jointly with Third Parties, by the employees or agents of UTC arising from the PLX Development and Controlled by UTC or Pluristem arising from the PLX Development, including PLX Development as a component of Tissue Engineering (the “PLX Development IP”);

(and any Patents that claim such Inventions shall be deemed Pluristem Patents and any such Information shall be Pluristem Know-How and such patents and know-how shall be licensed to UTC on the terms set out in this Agreement (to the extent same are relevant to the Field, including Tissue Engineering in respect of the Field)).

9.3	Other Inventions

Notwithstanding anything in Section 9.1, but subject to Section 9.2, UTC shall own any and all intellectual property rights in Inventions invented and Information arising from the Development and the non-PLX Development components of Tissue Engineering and not otherwise assigned to Pluristem in accordance with this Article 9.

9.4	Patent Prosecution

(a)
UTC Patents. UTC shall retain control and ownership over, and bear all expenses associated with, the filing, prosecution, and maintenance of any UTC Patents. UTC shall confer in good faith with Pluristem regarding UTC’s patent strategy for the Field. Pluristem shall have the right to comment upon UTC’s strategy and to propose additional countries in the Territory where it believes UTC should seek Patent protection. In the event UTC decides not to file an application for a UTC Patent Covering the Product in the Field in a country, UTC shall promptly notify Pluristem of such decision and Pluristem shall have the right to file, prosecute, and maintain such UTC Patent in UTC’s name at Pluristem’s sole expense and absolute discretion. UTC shall not abandon any patents or patent claims in the UTC Patents Covering the Product in the Field without prior written notice to Pluristem and Pluristem shall have the right to maintain such patent claim or patent in UTC’s name at Pluristem’s sole expense and absolute discretion.

(b)
Pluristem Patents. Pluristem shall retain control and ownership over, and bear all expenses associated with, the filing, prosecution, and maintenance of any Pluristem Patents. Pluristem shall confer in good faith with UTC regarding Pluristem’s patent strategy, including those countries in the Territory in which Pluristem intends to file applications for Pluristem Patents that claim the Development, Manufacturing or Commercialization of a Product in the Field. UTC shall have the right to comment upon Pluristem’s strategy and to propose additional countries in the Territory where it believes Pluristem should seek Patent protection. In the event Pluristem decides not to file an application for a Pluristem Patent Covering the Product in the Field in a country, Pluristem shall promptly notify UTC of such decision and UTC shall have the right to file, prosecute, and maintain such Pluristem Patent in Pluristem’s name at UTC’s sole expense and absolute discretion and such patent application or Patent issuing therefrom shall be deemed included in the scope of the Pluristem Patents licensed hereunder. Pluristem shall not abandon any patents or patent claims in the Pluristem Patents Covering the Product in the Field without prior written notice to UTC and UTC shall have the right to maintain such patent claim or patent in Pluristem’s name at UTC’s sole expense and absolute discretion.

(c)
Joint Patents. The JSC shall determine the Parties’ rights and obligations with respect to the filing, prosecution, maintenance and enforcement of Joint Patents and the costs associated therewith, on a case-by-case basis.

9.5	Enforcement of Patent Rights

(a)
Notice.  If either Party becomes aware of any Third Party activity that infringes a Pluristem Patent or a UTC Patent or a Joint Patent, then that Party shall give prompt written notice to the other Party within thirty days after gaining knowledge of such infringement or violation.

(b)
Primary Right to Bring Action. Each Party shall have the primary right, but not the obligation, to institute, prosecute or control any action or proceeding, with respect to such Third Party activity, by counsel of its own choice, in its own Domain. If a Party brings an action or proceeding under this Section 9.5(b), the other Party shall have the right (at its own expense, which shall not be reimbursed out of any damages or monetary award recovered) to participate in such action and to be represented by counsel of its own choice; furthermore, the other Party hereby agrees to be joined as a party to the action or proceeding, at the request and expense of the Party bringing such action or proceeding, and to provide reasonable assistance in any such action or proceeding, at the requesting Party’s expense.

(c)
Allocation of Recovery. In the event that UTC initiates an action solely in respect of the Field, any damages or monetary awards recovered by UTC shall first be applied to reimburse UTC an amount equal to the reasonable costs and expenses of UTC in connection with such litigation, and the balance shall be allocated **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

9.6	Further Assurances

The Parties shall assign and hereby assigns, and shall cause any and all such employees or agents to assign, to the other Party, free of charge, all rights of intellectual property assigned pursuant to the terms hereof. Each Party agrees to assist the other Party in any manner as shall reasonably be requested to evidence, perfect and protect the assignee’s rights with respect to the forgoing and to execute and deliver such legal instruments and other documents as the assignee may reasonably request in connection therewith, including, but not limited to, declarations of inventorship, powers of attorney and assignment documents.

9.7	Enforcement of Other Government-Conferred Rights

If either Party becomes aware of any Third Party activity in the Territory that is in violation of government-conferred exclusivity (e.g., an Orphan Drug designation) with respect to the Product in the Field (the “Regulatory Exclusivity Rights”), then that Party shall give prompt written notice to the other Party within ten days after gaining knowledge of such infringement or violation.

9.8	Infringement Defense

(a)
If a Third Party asserts that a Patent owned or otherwise controlled by it is infringed by the Development, Manufacture, use or Commercialization of the Product in the Field, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim, along with the related facts in reasonable detail.

(b)
Neither Party shall agree to any settlement of such an action or proceeding that would have an adverse effect on the other Party’s Domain without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(c)
Subject to Section 9.8(d), if a Third Party asserts that any intellectual property, including any Patent, owned or otherwise controlled by it is infringed by the Manufacture of the Product, or by the Development or Commercialization of the Product in the Field, then

(i)	Subject to Section 9.8(c)(ii), Pluristem will assume the defense and the expense of defending and/or settling such suit;

(ii)	if such infringement arises solely due to:

1.	any change to the Product arising from UTC’s activities under this Agreement; or

2.	the fact that such Patent Covers the use of the Product in the Field, and does not otherwise Cover the Development, Manufacture, use or Commercialization of the Product;

then UTC will assume the defense and the expense of defending and/or settling such suit.

(d)
If the basis of such assertion is also a breach of a warranty made by Pluristem under this Agreement, then such defense and the expense of defending and/or settling such suit shall be borne solely by Pluristem pursuant to Section 12.2.

9.9	Information and Updates

Pluristem recognizes that UTC will have a legitimate business interest in obtaining and maintaining patent protection with respect in UTC’s Domain. As a result, Pluristem will timely keep the JSC informed as to such patent protection. In addition, on UTC’s request, Pluristem will provide updates to the JSC regarding the status of Pluristem’s efforts to obtain and maintain patent protection, and other patent-related activities, with respect to UTC’s Domain.

9.10	Patent Challenges

(a)
During the Term of this Agreement, UTC and its Affiliates hereby covenant and agree not to, directly or indirectly, commence any legal proceeding that challenges the validity, enforceability or ownership of any Pluristem Patents (a “Patent Challenge”).

(b)	If UTC or its Affiliate directly or indirectly commences any Patent Challenge, Pluristem shall have the right to immediately terminate this Agreement by written notice effective upon receipt by UTC.

9.11	Invention Assignment

Each Party undertakes, at the other Party's expense, to take all reasonable measures, and execute all documents, in a timely fashion, that are, or will be, necessary to fulfill and secure the ownership of Inventions by the Party who is the owner of any such Invention in accordance with the provisions of this Article 9, including the execution by such Party and/or its Representatives, of any written assignment of rights for the benefit of the other Party. Such assignment of Invention shall be without any consideration to the assigning Party. In the event that the assigning Party does not execute the required documents for perfecting the assignment in a timely manner, such assigning Party hereby irrevocably designates and appoints the assignee hereunder and its duly authorized officers and agents as assigning Party’s agent and attorney-in-fact, to act on behalf and instead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of Patents or copyright registration thereon with same legal force and effect as if executed by the assigning Party.

Article 10 Representations and Warranties

10.1	Representations, Warranties and Covenants

Each Party represents, warrants and covenants to the other Party the following:

(a)
it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)
it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c)
this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by it does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it;

(d)
it has not granted and will not during the Term grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder;

(e)
it shall comply and cause its employees and consultants who will be undertaking any activities related to this Agreement or the Product to comply, with all Applicable Laws respecting such activities; and

(f)
neither its name nor the name of any of its employees or consultants who will be undertaking any activities related to this Agreement or the Product are listed on the debarment list maintained by the FDA pursuant to 21 U.S.C. Sections 335(a) and Section 335(b) and published on the internet at the following address (or any successor address): http://www.fda.gov/ora/compliance_ref/debar/default.htm. In the course of the Development of the Product prior to or pursuant to this Agreement, it has not used, and during the Term will not use, any employee or consultant that is debarred by any Regulatory Authority or, to the best of its knowledge, is the subject of debarment proceedings by any Regulatory Authority. If it learns that its employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, it shall so promptly notify the other Party and shall prohibit such employee or consultant from performing on its behalf under this Agreement.

10.2	Representations and Warranties of Pluristem

Pluristem hereby represents and warrants to UTC that, as of the Effective Date other than information set forth in Pluristem's public filings filed with the US Securities and Exchange Commission:

(a)	Pluristem has received no communication from a Regulatory Authority to cause Pluristem, acting reasonably, to expect the denial of a Regulatory Approval for the Product in any indication;

(b)	to Pluristem’s knowledge, there are no FDA “field alerts” (or the equivalent in countries outside the United States) pending with respect to the Product;

(c)
Pluristem is and was, at all times prior to the Effective Date, the lawful holder of all rights under the Regulatory Approvals and the Regulatory Filings for the Product in the Territory in existence as of the Effective Date;

(d)
Pluristem has complied in all material respects with all Applicable Laws in connection with the preparation and submission to the relevant Regulatory Authorities of the Regulatory Approvals and the Regulatory Filings for the Product in existence as of the Effective Date;

(e)
nothing has come to the attention of Pluristem which has, or reasonably should have, led Pluristem to believe that either of the Regulatory Approvals or the Regulatory Filings for the Product in the Territory in existence as of the Effective Date are not in good standing with relevant Regulatory Authorities;

(f)
Pluristem has filed with the relevant Regulatory Authorities all required notices, amendments and annual or other reports, including Adverse Event reports, with respect to the Regulatory Approvals and the Regulatory Filings for the Product in existence as of the Effective Date;

(g)
to Pluristem’s knowledge, there is no pending action by relevant Regulatory Authorities in respect of the Regulatory Approvals or the Regulatory Filings for the Product in existence as of the Effective Date;

(h)
neither Pluristem nor any of its Affiliates has granted any licenses to, agreed not to sue, or otherwise authorized, any person or entity, under the Pluristem Technology to Develop or Commercialize the Product in the Field, or Manufacture the Product for use in the Field;

(i)
Pluristem has granted UTC a license as of the Effective Date to all intellectual property rights that Pluristem Controls that are necessary or useful to Develop, use or Commercialize the Product in the Field, and, subject to the conditions set out herein for the grant of the license set out in Section 2.1(b), to Manufacture the Product for use in the Field, in each case subject to and in accordance with the terms and conditions of this Agreement;

(j)
Pluristem owns all right, title and interest in and to the Pluristem Technology free and clear of all encumbrances, security interests, options and licenses, other certain rights of the OCS and under the R&D Law as set forth in this Agreement;

(k)
Pluristem is not aware of any claims, actions, suits or proceedings that are pending or threatened, challenging Pluristem’s rights to the Product in the Territory, in the Pluristem Technology that is necessary or useful to Develop, Manufacture, use or Commercialize the Product in the Field;

(l)
Pluristem has not given any notice in writing to any Third Party asserting infringement by such Third Party with respect to the Product in the Territory of any of the Pluristem Patents or the Pluristem Know-How, and Pluristem is not aware of any such infringements;

(m)
other than as disclosed in writing to UTC’s counsel prior to the Execution Date, to Pluristem’s knowledge, there is no claim, action, suit, or proceeding, pending or threatened by a Third Party alleging that the Development, Manufacture or Commercialization of the Product in the Field infringes or misappropriates any patents or other intellectual property rights of any Third Party;

(n)
to Pluristem’s knowledge, the Development, Manufacture and Commercialization and use of the Product does not infringe or misappropriate any patents or other intellectual property rights of any Third Party;

(o)
Pluristem is not aware of any inventors of Pluristem Patents other than those listed as inventors on applications filed for such Pluristem Patents, and, to Pluristem’s knowledge, all inventors listed on Pluristem Patents have assigned all their rights and interest therein to Pluristem or, with respect to any Pluristem Patents licensed by Pluristem from any Third Party, to such Third Party;

(p)	Pluristem is not aware of:

(i)	any facts that Pluristem believes would result in invalidity or unenforceability of the Pluristem Patents;

(ii)	any person (other than persons identified as inventors of inventions disclosed in the Pluristem Patents) who claims to be an inventor of an invention disclosed in the Pluristem Patents;

(iii)	any claim, action, suit, or proceeding, pending or, to Pluristem’s knowledge, threatened, that any of the Pluristem Patents is invalid or unenforceable; and

(iv)	the abandonment, disclaimer (other than with respect to terminal disclaimers) or expiration of any of the Pluristem Patents due to failure to timely pay applicable maintenance and renewal fees;

(q)	no patent application within the Pluristem Patents is the subject of any pending interference, opposition, cancellation, protest, or other challenge or adversarial proceeding in the Territory;

(r)
Pluristem has responded in good faith to all inquiries of UTC for information relating to all toxicology studies, clinical data, manufacturing process data and other information in its possession or control with respect to the Product that is material and would be reportable to the FDA under 21 C.F.R. 200 et. seq., and has not withheld any such information that would have a materially adverse effect on the Development or Commercialization of the Product in the Field; and

(s)	Pluristem Therapeutics Inc. is the sole owner of all legal and beneficial interests in Pluristem Ltd. free and clear of all encumbrances, security interests, options and the like.

10.3	Disclaimer

UTC UNDERSTANDS THAT THE PRODUCT FOR USE IN UTC’S DOMAIN IS THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT PLURISTEM CANNOT ENSURE THE SAFETY OR USEFULNESS OF PRODUCT FOR USE IN UTC’S DOMAIN. PLURISTEM MAKES NO REPRESENTATION OR WARRANTY EXCEPT AS SET FORTH IN THIS ARTICLE 10 CONCERNING ITS PATENTS OR INFORMATION, INCLUDING THE VALIDITY OR SCOPE OF ITS PATENTS OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE, OR IMPORTATION OF PRODUCT WILL NOT INFRINGE THE PATENTS OF THIRD PARTIES. PLURISTEM MAKES NO WARRANTY OF ANY PRODUCT’S MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article 11 Confidentiality

11.1	Treatment of Confidential Information

Except as provided below, the Parties agree that during the Term, and following termination or expiration thereof, each Party (the “Receiving Party”) shall (a) maintain Confidential Information of the other Party (the “Disclosing Party”) in confidence to the same extent and with the same degree of care as the Receiving Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior written consent of the Disclosing Party, except for disclosures permitted by the rest of this Article 11 or as otherwise approved by the JSC, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement or the Manufacturing and Supply Agreement.

11.2	Exceptions

Notwithstanding the foregoing, the Receiving Party shall have no such confidentiality obligations with respect to any portion of the Confidential Information of the Disclosing Party that:

(a)
at the time of disclosure by the Disclosing Party to the Receiving Party, was generally available to the public, or after such disclosure, becomes generally available to the public through no fault attributable to the Receiving Party; or

(b)	was known to the Receiving Party as evidenced by written documents, without obligation to keep it confidential, prior to when it was received from the Disclosing Party; or

(c)	is subsequently disclosed to the Receiving Party, without obligation to keep it confidential, by a Third Party lawfully in possession thereof and having the right to so disclose; or

(d)
has been independently developed by employees of the Receiving Party, as demonstrated by the Receiving Party by competent written proof, who do not have access to or knowledge of such Confidential Information.

The Receiving Party shall have the burden of proof of qualifying to any of the foregoing exceptions which should be established by written records.

11.3	Authorized Disclosures

Nothing in this Agreement shall prohibit the Receiving Party from disclosing Confidential Information of the other Party, as well as the terms and conditions of this Agreement:

(a)
to the Receiving Party’s Affiliates, employees, agents, consultants, contractors, and distributors, and to the employees, agents, consultants, contractors, and distributors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated or required of it by this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to Section 11.1; provided that the term of such obligations may be reduced so as to be commercially reasonable based on the circumstances; and provided further that each Party shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ employees, agents, consultants, contractors, and distributors, to treat such Confidential Information as required under this Section 11.3;

(b)	to professional advisors bound by a duty of confidentiality;

(c)	to Receiving Party’s investors and potential investors, acquirers, or merger candidates bound by a duty of confidentiality;

(d)	to Receiving Party’s clinical investigators and sublicensees and potential clinical investigators and potential sublicensees bound by a duty of confidentiality; or

(e)
to the extent required by court order or Applicable Law, provided that the Receiving Party provides the other Party prior written notice of the required disclosure and takes reasonable steps to limit such disclosure to the minimum required amount and to obtain, or cooperate with the other Party in obtaining, a protective order or other similar order requiring that such Confidential Information be used only for the purposes required by such court order, law, or regulation.

Notwithstanding the foregoing, either Party may disclose without any limitation such Party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order for a Party to comply with Applicable Law.

11.4	Securities Filings

Subject to the Securities Act of 1933, as amended, the Exchange Act, or any other applicable securities law: (a) if either Party proposes to file with the US Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes this Agreement under the Securities Act of 1933, as amended, the Exchange Act, or any other applicable securities law, such Party shall notify the other Party of such intention and shall provide, to the extent practicable, such other Party with a copy of relevant portions of the proposed filing reasonably prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto; and (b) each Party shall have a right to provide comments in a timely manner on any portion of any such proposed filing of the other Party that describes this Agreement prior to the filing thereof.

11.5	Publicity

The Parties agree that Pluristem’s and UTC's public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit 11.5 and they shall cooperate in the issuance thereof as soon as practicable after the execution of this Agreement unless they agree otherwise. In addition, the Parties recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement. Such publication shall be permitted without the other Party’s consent to the extent that such additional releases or statements that do not contain information beyond that which is included in the press release attached as Exhibit 11.5 or in subsequent press releases approved by both Parties. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld. Notwithstanding anything else in this Article 11, any disclosure which is required by law or the rules of a securities exchange, as advised by the disclosing Party’s counsel, may be made without the prior consent of the other Party, although the other Party shall be given prompt written notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

11.6	Publication

(a)
Each Party agrees that it shall not publish or present to the public the results of any non-clinical scientific studies or clinical trials related to the Field without the opportunity for prior review by the other Party. If a Party (the “Publishing Party”) wishes to publish or to present to the public such results, then it shall provide the other Party (the “Non-Publishing Party”) the opportunity to review any of the Publishing Party’s proposed abstracts, manuscripts or presentations (including verbal presentations) regarding the Product at least thirty (30) days prior to the intended date of submission for publication. Neither Party shall have the right to publish or present to the public Confidential Information of the other Party, except as permitted under Sections 11.2 and 11.3.

(b)
It is understood that a Detail of the Product in the Field shall not be considered to be publication or presentation to the public and shall therefore not be subject to the requirements of Section 11.6(a).

11.7	Patient Information

The Parties shall abide by Applicable Laws concerning the confidentiality or protection of patient identifiable information and/or patients’ protected health information, as defined by U.S. C.F.R. Part 160 or personal data as defined by EU Directive 95/46/EC or any other applicable legislation in any jurisdiction of the Territory, in the course of their performance under this Agreement.

11.8	Confidentiality Agreement

Disclosures of information made by the Parties pursuant to the Confidentiality Agreement are deemed to have been made pursuant to this Agreement and subject to this Article 11. The Confidentiality Agreement is hereby terminated as of the Effective Date and of no further force or effect, except with respect to any breach of the Confidentiality Agreement prior to the Effective Date.

Article 12 Indemnification

12.1	Indemnification by UTC

Subject to Section 12.4, UTC agrees to defend any and all Pluristem Indemnitees at UTC’s cost and expense, and shall indemnify and hold harmless the Pluristem Indemnitees from and against any liabilities, losses, costs, damages, fees, or expenses (including reasonable legal expenses and attorneys’ fees incurred by the Pluristem Indemnitees until such time as UTC has acknowledged and assumed its indemnification obligation hereunder with respect to a Claim) payable to a Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Pluristem Indemnitee by a Third Party to the extent resulting directly or indirectly from:

(a)	the Development, Manufacture, use, or Commercialization of the Product for use in the Field by the UTC Indemnitees;

(b)	any infringement of any Third Party intellectual property rights as contemplated in Section 9.8(c)(ii);

(c)	the negligence or willful misconduct of the UTC Indemnitees;

(d)	any material breach by UTC of any of its representations, warranties, covenants or obligations pursuant to this Agreement or the Manufacturing and Supply Agreement;

(e)	any violation of Applicable Law by the UTC Indemnitees; or

(f)	the breach of this Agreement, including the breach of the terms of any licenses granted by Pluristem and contained herein, by any sublicensee of UTC;

except to the extent such Losses result from activities for which Pluristem must indemnify the UTC Indemnitees pursuant to Section 12.2.

12.2	Indemnification by Pluristem

Subject to Section 12.4, Pluristem agrees to defend the UTC Indemnitees, at Pluristem’s cost and expense, and shall indemnify and hold harmless the UTC Indemnitees from and against any Losses arising out of any Claims brought against any UTC Indemnitee by a Third Party to the extent resulting directly or indirectly from:

(a)
the Development, Manufacture, use, or Commercialization of the Product by the Pluristem Indemnitees for use in Pluristem’s Domain and the Manufacture of the Product by the Pluristem Indemnitees for use in the Field;

(b)	any infringement of any Third Party intellectual property rights as contemplated in Section 9.8(c)(i);

(c)	the negligence or willful misconduct of the Pluristem Indemnitees;

(d)	any material breach by Pluristem of any of its representations, warranties, covenants or obligations pursuant to this Agreement or the Manufacturing and Supply Agreement; or

(e)	any violation of Applicable Law by the Pluristem Indemnitees;

except to the extent such Losses result from activities for which UTC must indemnify Pluristem pursuant to Section 12.1.

12.3	Allocation of Responsibility

With respect to any Claim for which Pluristem has an obligation to UTC or any UTC Indemnitee pursuant to Section 12.2 and UTC has an obligation to Pluristem or any Pluristem Indemnitee pursuant to Section 12.1, each Party shall indemnify each of the other Party and any of such Party’s Indemnitees for its Losses to the extent of its responsibility, relative to the other Party, for the facts underlying the Claim.

12.4	Procedure

(a)
A Party believing that it is entitled to indemnification under Section 12.1 or Section 12.2 (an “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party Claim as provided in this Section 12.4 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party shall, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under Section 12.1 or Section 12.2, it shall so notify the Party seeking indemnification.

(b)	The Indemnified Party may participate in such defense at its own expense.

(c)
The Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against any such Claim, including making available to the Indemnifying Party any books, records or other documents within its control that are necessary for such defense. All Reasonable Costs incurred in connection with the Indemnified Party’s cooperation will be borne by the Indemnifying Party.

(d)	The Indemnifying Party shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

(e)
The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

12.5	Insurance

During the Term and for five (5) years thereafter, each Party shall maintain, at its sole expense, such types and amounts of insurance coverage as are appropriate and customary in the pharmaceutical industry in light of the nature of the activities to be performed by such Party hereunder.

12.6	No Consequential or Punitive Damages

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR DAMAGES FOR BREACHES OF OBLIGATIONS OF CONFIDENCE, NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

Article 13 Term and Termination

13.1	Term

Unless earlier terminated or extended in accordance with the terms of this Article 13, the term of this Agreement shall begin on the Effective Date and will continue until the last to occur of:

(a)	the expiration, lapse, cancellation, abandonment or invalidation of the last Valid Claim covering the Commercialization of the Product in UTC’s Domain;

(b)	expiration of any government-conferred exclusivity respecting the use of the Product in UTC’s Domain;

(c)	the date on which the Parties do not have any Product under Development pursuant to this Agreement; and

(d)	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**;

(the “Term”).

13.2	Unilateral Termination by UTC

During the Term, UTC shall have the unrestricted and absolute right to terminate this Agreement at any time and for any reason or without reason forthwith upon written notice to Pluristem, which right may be exercised in UTC’s absolute discretion. In such event, UTC shall pay Pluristem any and all reasonable costs and expenses of winding down any non-cancellable (without penalties) commitments made by Pluristem, acting reasonably, solely for the purposes of making possible Pluristem’s performance of its obligations under this Agreement prior to the date of termination, including in the performance of Pluristem’s obligations hereunder for the Development or Manufacture of Products.

13.3	Material Breach

(a)
If a Party believes that the other Party is in material breach of this Agreement or the Manufacturing and Supply Agreement, then such Party may deliver notice of such breach to the allegedly breaching Party. In such notice, the non-breaching Party shall identify the actions or conduct that it wishes the allegedly breaching Party to take for an acceptable and prompt cure of such breach; provided that such identified actions shall not be binding upon the allegedly breaching Party with respect to the actions that it may need to take to cure such breach. The allegedly breaching Party shall have thirty (30) days either to cure such breach or, if the cure cannot be reasonably effected within such thirty (30) day period, to deliver to the non-breaching Party a plan for curing such breach which is reasonably sufficient to effect a cure. Following delivery of such plan, the breaching Party shall use Commercially Reasonable Efforts to carry out the plan and cure the breach in a timely manner.

(b)
If the Party receiving notice of breach fails to cure such breach within the thirty (30) day period, or if the proposed corrective plan or the actions being taken to carry it out are not commercially practicable, the non-breaching Party may give notice of termination of this Agreement upon fifteen (15) days advance written notice. Such notice shall effectively terminate this Agreement upon expiration of such fifteen (15) day period, subject to Section 13.3(c).

(c)
If a Party gives notice of termination under this Section 13.3, and the other Party disputes whether such notice was proper, or the Parties disagree as to whether the breaching Party has cured such breach within the applicable time period under Section 13.3(a), or if the proposed corrective plan or the actions being taken to carry it out are not commercially practicable, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 14. If, as a result of such dispute resolution process, it is determined that the notice of termination was proper and that the breaching Party failed to cure such breach within the applicable time period under Section 13.3(a), then such termination shall be deemed to have been effective upon expiration of the time period provided in Section 13.3(b). If, as a result of such dispute resolution process, it is determined that the notice of termination was improper, or the proposed corrective plan or the actions being taken to carry it out are commercially practicable, then no termination shall have occurred and this Agreement shall be deemed to have remained in effect.

13.4	Consequences of Expiration or Termination

(a)	Upon Expiry of the Term Pursuant to Section 13.1. Upon expiry of this Agreement pursuant to Section 13.1:

(i)	the licenses granted to UTC in Article 2 shall remain in effect, but shall convert to fully paid, non-exclusive, sublicenseable and assignable licenses;

(ii)
if Pluristem is continuing to Manufacture the Product for exploitation in Pluristem’s Domain, the Parties will discuss the possibility of Pluristem continuing to supply UTC with the Product in the Field under the Manufacturing and Supply Agreement or a replacement therefor; and

(iii)	all UTC Confidential Information shall be subject to Section 13.4(d).

(b)
Upon Termination of this Agreement by UTC Pursuant to Section 13.2, or by Pluristem Pursuant to Section 13.3. Upon termination of this Agreement by UTC pursuant to Section 13.2 or by Pluristem for material breach by UTC pursuant to Section 13.3:

(i)
the licenses granted to UTC under this Agreement shall terminate, and, after a wind-down period to be mutually agreed by the Parties, acting reasonably, UTC shall cease all Development and Commercialization activities;

(ii)
UTC shall deliver to Pluristem or destroy any and all promotional materials for the Product then in possession of UTC and/or its Affiliates. Pluristem shall have the right to use all aspects of UTC’s promotional materials in connection with the Commercialization of the Product in UTC’s Domain, other than the Corporate Marks of UTC;

(iii)
UTC hereby grants to Pluristem, under any and all UTC Patents and UTC Know-How, a fully paid, non-exclusive, sublicenseable and assignable license to Develop, Manufacture, use and Commercialize the Product in the Field in the Territory;

(iv)
UTC hereby grants to Pluristem full and exclusive ownership any Regulatory Filings and Regulatory Approvals obtained for the Product in the Field in the Territory, and, notwithstanding anything else in this Agreement, the full ownership of all Information Controlled by UTC arising from any clinical trials conducted as part of the UTC Development Activities, provided that Pluristem hereby grants UTC a fully paid, non-exclusive, sublicenseable and assignable license to use and exploit same for all purposes. Nothing in the foregoing assignment shall assign any rights to any Inventions arising from such activities or data, or the analysis of same by or on behalf of UTC;

(v)
if UTC is then a party to any agreements with Third Party independent contractors for the Product in the Field, it shall cooperate with Pluristem to enable Pluristem to obtain if it wishes to in its sole discretion, the benefit of such agreements as necessary to enable Pluristem to exercise its rights under this Article 13, including by assigning such agreements to Pluristem where reasonably practicable. Pluristem shall use Commercially Reasonable Efforts to accept the benefit of such agreements, including by way of assignment; and

(vi)	all Pluristem Confidential Information shall be subject to Section 13.4(d).

(c)
Upon Termination of this Agreement by UTC Pursuant to Section 13.3 or 16.2(b). Upon Termination of this Agreement by UTC pursuant to Section 16.2(b), or by UTC for material breach of Pluristem pursuant to Section 13.3:

(i)	the consequences set out in Sections 13.4(b)(i), 13.4(b)(ii) and 13.4(b)(v) shall apply; and

(ii)	all Confidential Information of both Parties shall be subject to Section 13.4(d).

(d)
Return of Confidential Information. Upon the early termination of this Agreement, upon the request of the non-defaulting Party, the other Party will promptly return to the non-defaulting Party or destroy all material embodying Confidential Information in its possession or under its control, including all copies thereof, except for a single copy retained solely for the purpose of ensuring compliance with the terms of this Agreement.

13.5	Survival

The rights and obligations of the Parties under the following provisions of this Agreement shall survive any expiration or termination of this Agreement: Article 1, Sections 3.6, Section 5.6(a), Article 8 (solely to the extent that any amounts payable at the time of expiry or earlier termination remain unpaid (provided that Section 8.4 shall survive for a period of two years following expiry or earlier termination of this Agreement; and Section 8.7 shall survive only for the period set forth therein) but not including Section 8.1(b) if the reason for termination is breach of Section Error! Reference source not found.), Sections 9.1 and 9.1(e), Article 10, Article 11 (for the period set forth in Section 11.1), Sections 12.1, 12.2, 12.4, 12.5 (for the period set forth in Section 12.5), 12.6, 13.4 (as applicable), 13.5 and 13.6, Article 14 and Article 16.

13.6	No Waiver of Remedies

Expiration or termination of this Agreement shall not preclude either Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

Article 14 Dispute Resolution

14.1	Disputes

The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a dispute arises under this Agreement. Either Party may refer a dispute under this Agreement to the Parties’ Alliance Managers. If the Alliance Managers are unable to resolve any such dispute within sixty (60) days after such dispute is submitted to it, either Party may, by written notice to the other Party, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within forty-five (45) days after such notice is received. Such designated officers are as follows:

For Pluristem:	Zami Aberman, Chief Executive Officer, or his direct report

For UTC:	Roger A. Jeffs, Ph.D., or his direct report

In the event the designated officers are not able to resolve such dispute within such forty-five (45) day period after receipt of written notice, then such dispute (other than a matter within the final decision-making authority of a Party as set forth in Section 3.4(c)) shall, at the election of either Party, be decided in accordance with the provisions of Section 14.2.

14.2	Governing Law; Dispute Resolution

(a)
This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to any conflicts of law principles that would provide for the application of the laws of another jurisdiction.

(b)
Unless otherwise agreed by the Parties, all actions and proceedings relating to Patents and non-disclosure, non-use and maintenance of Confidential Information shall be heard and determined in any New York State or federal court sitting in the City of New York, County of Manhattan, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

(c)
Subject to Section 14.2(b), if the Parties are unable resolve a given dispute pursuant to Section 14.1, either Party may have the given dispute settled by binding arbitration in the manner described below.

(d)
If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute.

(e)	Within ten (10) business days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(f)
Discovery shall be under the U.S. Federal Rules of Civil Procedure then in effect in the District Court for the Southern District of New York. The Arbitration shall be held in the City of New York, under the rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. One (1) arbitrator will be selected by UTC, one (1) arbitrator will be selected by Pluristem, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance, or relief from the payment or other obligations hereunder or the escrow of any payments otherwise payable hereunder. The award of the arbitrators shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 14.2 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief.

(g)
Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

(h)
By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the Parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

(i)
Subject to the rights of set-off between the Parties set out in this Section, or as may be otherwise ordered by the arbitrators, during the period while any dispute is unresolved and subject to arbitration as set forth above, Pluristem shall continue to be entitled to receive payment in a timely manner and in accordance with the terms of this Agreement. In the event that Pluristem is in default of any obligation to pay a Sum Certain to UTC under this Agreement or any other agreement, absent a Legitimate Dispute, UTC shall be entitled, in addition to any other remedies available to it, to set-off and deduct an amount equal to the Sum Certain owing by Pluristem to UTC at such time. For the purposes of this Section, a “Sum Certain” means an amount of money Pluristem is obligated to pay UTC under this Agreement or any other agreement, and a “Legitimate Dispute” means a dispute regarding an obligation of Pluristem to pay UTC a sum of money under this Agreement or another agreement which Pluristem is legitimately disputing in good faith, and is pursuing a resolution to such dispute in good faith pursuant to arbitration as set forth above.

Article 15 Condition to Closing: R&D Act

15.1	Consent of OCS

Pluristem shall, within seven (7) business days after the Execution Date, request from the OCS any consent required from the OCS pursuant to the R&D Act and any undertakings required of it under the R&D Act and Pluristem’s undertakings towards the OCS with respect to the subject matter of this Agreement, which request shall specifically request consent to the grant of license to Manufacture Products in the event of a Failure to Supply under this Agreement or the Manufacturing and Supply Agreement. The Parties will cooperate with one another to the extent necessary in the preparation of any such request.  The Parties hereto commit to instruct their respective counsel to cooperate with each other and use good faith, reasonably diligent efforts to facilitate and expedite the identification and resolution of any issues arising with respect to such request, and the obtaining of such consent. Such good faith, reasonably diligent efforts shall include counsel’s undertaking to keep each other appropriately informed of communications received from and submitted to personnel of the OCS; and, on the part of Pluristem, the payment of all fees and expenses charged or levied by the OCS associated with any consent, and in particular, the repayment, acceleration or increase in any payments owed to the OCS by Pluristem as a condition of the granting of such consent.  The costs and expenses incurred in connection with such request shall be paid by the Party incurring such costs and expenses, except that Pluristem shall be responsible for all fees and expenses charged or levied by the OCS.

15.2	Satisfaction of Conditions; Effective Date

Except for the specific provisions expressly identified in Section 15.3, this Agreement shall not be effective until such time as the consent of the OCS has been obtained and the Agreement has become effective pursuant to this Section 15.2. Immediately at the time when both Parties have notice that all necessary OCS consents have been obtained, this Agreement shall be effective automatically in its entirety (the date of such effectiveness, the “Effective Date”).

15.3	Portions of Agreement Effective as of Execution Date

Notwithstanding Section 15.2, the following provisions of this Agreement shall be in full force and effect in accordance with their terms as of the Execution Date: Article 1, Article 15 and Article 16.

15.4	Conduct of Pluristem’s Business

From the Execution Date until the Effective Date, unless this Agreement is earlier terminated, Pluristem shall: (i) conduct its business in the ordinary course of business, (ii) shall act reasonably in the prosecution and maintenance of the Pluristem Patents, and (iii) shall not willfully take any action or willfully omit any action that would cause any of Pluristem’s representations and warranties contained in Article 10 to be breached.

15.5	Non-Performance of Condition

Notwithstanding anything else in this Agreement, if, sixty (60) days after the Execution Date, the condition set out in Section 15.1 shall have been neither fulfilled nor waived by UTC, then this Agreement shall terminate and neither Party shall have any rights or obligations hereunder, all to the same effect as if the Parties had never entered into this Agreement, and all without prejudice to any rights and obligations of the Parties under any other agreements between the Parties.

15.6	Nature of Conditions

The Parties acknowledge and agree that although this Agreement and the rights and obligations of the Parties under this Agreement are subject to fulfillment or waiver of the condition set forth in this Article 15, this condition is not a condition to there being a binding agreement between the Parties, and until the time limited for the fulfillment or waiver of such condition has expired, this Agreement is not void, voidable, revocable or otherwise capable of being terminated, by either of the Parties, by reason only that any such condition has been neither fulfilled nor waived.

Article 16 Miscellaneous

16.1	Entire Agreement

This Agreement and the Manufacturing and Supply Agreement, including the exhibits hereto and thereto, constitute the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, understandings and arrangements whether oral or written between the Parties relating to the subject matter hereof, including the Confidentiality Agreement.

16.2	Assignment; Change of Control

(a)
A Party may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the non-assigning Party, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, and subject to Section 16.2(b), either Party may assign this Agreement to (i) its successor-in-interest in connection with the transfer or sale of all or substantially all of the business of such Party, whether by acquisition, merger, sale of stock, sale of assets or similar transaction; or (ii) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observation by such Affiliate of all such duties and obligations. This Agreement shall be binding upon and, subject to the terms of this Section 16.2, inure to the benefit of a Party’s successors and permitted assigns.

(b)
Notwithstanding Section 16.2(a), in the event of a Change of Control, Pluristem shall provide a notice with respect to the consummation of such Change of Control forthwith following consummation of such event. If UTC gives Pluristem written notice of termination of this Agreement pursuant to this Section 16.2 within six months of the date of such notice, such notice shall terminate this Agreement effective on such notice with the consequences set out in Section 13.4(c). Any public announcement filed by Pluristem with the US Securities and Exchange Commission shall constitute a notice for the purpose of this Section. If, at anytime following a Change of Control, Pluristem or any of its Affiliates shall, directly or indirectly, alone or in collaboration, partnership or any other form of engagement with any Third Party (including joint ownership or otherwise), Develop or Commercialize in any country in the Territory any product in the Field, then UTC shall have the right to terminate this Agreement by providing written notice to Pluristem, which termination shall thereupon take immediate effect with the consequences set out in Section 13.4(c).

(c)	In the event Change of Control, Pluristem shall not be required to share or disclose any Information that becomes in the Control of Pluristem due to the event of Change of Control.

16.3	Amendments

No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by both Parties.

16.4	Bankruptcy

All rights and licenses granted under or pursuant to this Agreement by Pluristem or UTC are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

16.5	Non-Waiver

The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

16.6	Severability

If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the Parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the Parties as fully as practical, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

16.7	Notice

Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by international courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, five (5) calendar days after the date of postmark; or (c) if delivered by international courier, the next business day the overnight courier regularly makes deliveries in the country of the recipient:

If to Pluristem, as follows:

Pluristem Ltd. c/o
Pluristem Therapeutics Inc.
MATAM Advanced Technology Park
Building No. 20, Haifa, Israel 31905
Facsimile: +972-74-710-7172
Attn: Zami Aberman, CEO

With a copy to:

Pluristem Therapeutics Inc.
MATAM Advanced Technology Park
Building No. 20, Haifa, Israel 31905
Facsimile: +972-74-710-7173
Attn: Yaky Yanay, CFO

If to UTC, as follows:

United Therapeutics Corporation
55 T.W. Alexander Drive
P.O. Box 14186
Research Triangle Park, NC 27709
Attention: Roger A. Jeffs, Ph.D.
Facsimile: 919-485-8352

With copies to:

United Therapeutics Corporation
1040 Spring Street, Silver Spring,
Maryland 20910
Attention: John Ferrari, CFO
**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

United Therapeutics Corporation
1735 Connecticut Avenue, N.W.
Washington, D.C. 20009
Attention: Paul A. Mahon, General Counsel
**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

or to such other address as to which the Party has given written notice thereof. Such notices shall be deemed given upon receipt.

16.8	Further Assurances

Each Party shall, at its own expense, furnish, execute, and deliver all documents and take all actions as may reasonably be required to effect the terms and purposes of this Agreement.

16.9	Force Majeure

No failure or omission by the Parties in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected Party, including the following, which for purposes of this Agreement shall be regarded as beyond the control of the Party in question: acts of nature; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes; and lockouts or the like; provided that the Party so affected shall use its best efforts to avoid or remove such causes or nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

16.10	Independent Contractors

It is understood that both Parties are independent contractors and engage in the operation of their own respective businesses, and neither Party is to be considered the agent or partner of the other Party for any purpose whatsoever, except as otherwise expressly provided in this Agreement. Neither Party has any authority to enter into any contracts or assume any obligations for the other Party or make any warranties or representations on behalf of the other Party. Furthermore, nothing in this Agreement shall be construed as creating a partnership or joint venture among the Parties.

16.11	Performance by Affiliates

The Parties recognize that each Party may perform some or all of its obligations, or exercise some or all of its rights, under this Agreement or the Manufacturing and Supply Agreement through one or more Affiliates of such Party. In each such case, the Party permitting such delegation or exercise by such Affiliate shall remain responsible for and be guarantor of the performance by such Affiliate. Pluristem and UTC shall each cause its respective Affiliates to comply with the provisions of this Agreement in connection with such performance or exercise. In such event, each reference to a Party in this Agreement shall be deemed to include a reference to each Affiliate engaged in such performance or exercise.

16.12	Guarantee of Certain Obligations

Without limiting the effect of Section 16.11:

(a)
Pluristem Therapeutics Inc. (“Guarantor”) hereby unconditionally, absolutely and irrevocably guarantees, and covenants to UTC the full performance, observance and satisfaction of any and all obligations, duties and covenants of Pluristem under this Agreement and any agreements executed in connection herewith (the “Guaranteed Obligations).

(b)
If any default shall be made in the performance, observance, satisfaction and payment of any of the Guaranteed Obligations, Guarantor covenants and agrees with UTC to perform, observe, satisfy and pay to UTC forthwith any and all of the Guaranteed Obligations in respect of which such default will have occurred and any interest that may be payable thereon pursuant hereto.

(c)	The obligations and liabilities of Guarantor hereunder shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim Guarantor may have against Pluristem.

(d)
Until there has been full performance, observance, satisfaction and payment of all of the Guaranteed Obligations, the rights of UTC and the obligations of Guarantor under this Section shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected or impaired, terminated or prejudiced by, the dissolution, winding-up or other cessation of existence of Pluristem, the amalgamation of Pluristem with another corporation, the appointment of a custodian, liquidator, receiver or trustee in respect of the assets or undertaking, in whole or in part, of Pluristem, any arrangement, bankruptcy, composition, insolvency, liquidation, readjustment, receivership, reorganization or other similar proceeding or occurrence relating to Pluristem, or any assignment by Pluristem for the benefit of creditors.

(e)	Guarantor shall not take any action that may adversely affect UTC's license granted by Pluristem under this Agreement.

16.13	No Third Party Beneficiaries

This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

16.14	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this License Agreement by their duly authorized representatives as of the Effective Date.

Pluristem Ltd.	United Therapeutics Corporation

By: /s/ Zami Aberman	By: /s/ Roger A. Jeffs

Name: Zami Aberman	Name: Roger A. Jeffs, Ph.D.
Title: CEO	Title: President & Chief Operating Officer

Guarantor (solely with respect to its obligations under section 16.12 of the Agreement and in its capacity as such):

Pluristem Therapeutics Inc.

By: /s/ Zami Aberman

Name: Zami Aberman

Title: CEO

Exhibit 1.1(eee): Pluristem Patents

Family  4 Method And Apparatus For Maintenance And Expansion Of Hemopoietic Stem Cells And/Or Progenitor Cells

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Publication Date Publication No.
USA PRO			04-Feb-1999 60/118,789
PCT	04-Feb-1999 60/118,789		04-Feb-2000 PCT/US2000/02688		10-Aug-2000 WO00/46349
USA NP	04-Feb-1999 60/118,789		04-Feb-2000 09/890,401	28-Jun-2005 6,911,201
USA NP	04-Feb-1999 60/118,789	02-Sep-2008	11-Apr-2005 12/230,566
Japan NP	04-Feb-1999 60/118,789	06-Aug-2001	04-Feb-2000 2000-597409	04-Jun-2010 4523169
Canada NP	04-Feb-1999 60/118,789		04-Feb-2000 2,360,664
Mexico NP	04-Mar-1999 60/118,789	02-Aug-2001	04-Feb-2000 PA/a/2001/007820	03-Dec-2008 262724

Mexico DIV	04-Feb-1999 60/118,789	02-Dec-2008	04-Feb-2000 MX/a/2008/015398
Australia NP	04-Feb-1999 60/118,789		04-Feb-2000 22314	31-Jul-2003 759719
South Africa NP	04-Feb-1999 60/118,789		04-Feb-2000 2001/6483	2001/6483
Europe NP	04-Feb-1999 60/118,789		04-Feb-2000 00913340.6	16-Dec-2009 1147176
Europe DIV	04-Feb-1999 60/118,789		04-Feb-2000 10184233.4
Europe DIV	04-Feb-1999 60/118,789		04-Feb-2000 09174118.1
USA NP	04-Feb-1999 60/118,789		11-Apr-2005 11/102,623	16-Mar-2010 7,678,573
USA NP	04-Feb-1999 60/118,789		11-Apr-2005 11/102,625	19-May-2009 7,534,609

Israel NP	04-Feb-1999 60/118,789		04-Feb-2000 144629	05-Aug-2009 144629
Russian Federation NP	04-Feb-1999 60/118,789		04-Feb-2000 2001124399	27-Mar-2005 2249039
New Zealand NP	04-Feb-1999 60/118,789		04-Feb-2000 513303	07-Jul-2003 513303
India NP	04-Feb-1999 60/118,789		04-Feb-2000 2001/01131	07-Oct-2007 211173
China NP	04-Feb-1999 60/118,789		04-Feb-2000 00806007.X	16-Jul-2008 ZL00806007.X	1346403 24-Feb-2002
Hong Kong NP	04-Mar-1999 60/118,789	24-Oct-2002	04-Feb-2000 02107728.2	HK1046154

Family 5 Methods For Cell Expansion And Uses Of Cells And Conditioned Media Produced Thereby For Therapy

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Publication Date Publication No.
USA PRO			23-Mar-2006 60/784,769
USA PRO			26-Sep-2006 60/847,088
PCT	23-Mar-2006 60/784,769		22-Mar-2007 PCT/IL2007/000380		27-Sep-2007 WO/2007/108003
USA NP	22-Mar-2006 60/784,769	14-Oct-2009	22-Mar-2007 12/225,478
Mexico NP	23-Mar-2006 60/784,769	22-Sep-2008	22-Mar-2007 MX/a/2008/012085
Australia NP	23-Mar-2006 60/784,769		22-Mar-2007 2007228341
South Africa NP	23-Mar-2006 60/784,769		22-Mar-2007 2008/09038	2008/09038
Europe NP	23-Mar-2006 60/784,769		22-Mar-2007 07713395.7		101861156 13-Oct-2010
Israel NP	23-Mar-2006 60/784,769	21-Sep-2008	22-Mar-2007 194232
China NP	23-Mar-2006 60/784,769		22-Mar-2007 200780018851.7		101558151 14-Oct-2009
Hong Kong NP	23-Mar-2006 60/784,769	08-Apr-2010	2-Mar-2007 10103472.9

Russian Federation NP	23-Mar-2006 60/784,769		22-Mar-2007 2008141894
Brazil NP	23-Mar-2006 60/784,769	23-Sep-2008	22-Mar-2007 PI0709349-7
India NP	23-Mar-2006 60/784,769		22-Mar-2007 02256/MUMNP/2008
Singapore NP	23-Mar-2006 60/784,769		22-Mar-2007 200807095-5
Korea, Republic of NP	23-Mar-2006 60/784,769	17-Oct-2008	22-Mar-2007 2008-7025460
USA CIP	22-Mar-2006 60/784,769		22-Mar-2007 13/069,130
Japan NP	23-Mar-2006 60/784,769	24-Sep-2008	22-Mar-2007 2009-502327	04-Jun-2010 4523169
Canada NP	23-Mar-2006 60/784,769	18-Sep-2008	22-Mar-2007 2,646,384

Family  6 Methods for Cell Expansion and Uses of Cells and Conditioned Media Produced Thereby for Therapy

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Publication Date Publication No.
USA PRO			19-Sep-2007 60/960,184
PCT			02-Sep-2008 PCT/IL2008/001185		26-Jun-2009 WO/2009/037690
Israel NP	19-Sep-2007 60/960,184	17-Mar-2010	02-Sep-2008 204566
USA NP	19-Sep-2007 60/960,184	18-Mar-2010	02-Sep-2008 12/678,756
Japan NP	19-Sep-2007 60/960,184	19-Mar-2010	02-Sep-2008 2010-525491
Canada NP	19-Sep-2007 60/960,184	15-Mar-2010	02-Sep-2008 2,699,664
Mexico NP	19-Sep-2007 60/960,184	18-Mar-2010	02-Sep-2008 MX/a/2010/003019
Australia NP	19-Sep-2007 60/960,184		02-Sep-2008 2008300185

South Africa NP	19-Sep-2007 60/960,184		02-Sep-2008 2010/01929	23-Feb-2011 2010/01929
Europe NP	19-Sep-2007 60/960,184		02-Sep-2008 08789856.5
Hong Kong NP			29-Dec-2010 10112211.6
China NP	19-Sep-2007 60/960,184		02-Sep-2008 200880116645.4
Russian Federation NP	19-Sep-2007 60/960,184	16-Mar-2010	02-Sep-2008 2010109698
Brazil NP	19-Sep-2007 60/960,184	19-Mar-2010	02-Sep-2008 PI08159467
India NP	19-Sep-2007 60/960,184	16-Mar-2010	02-Sep-2008 519/MUMNP/2010
Singapore NP	19-Sep-2007 60/960,184		02-Sep-2008 201001822-4
Korea, Republic of NP	19-Sep-2007 60/960,184	15-Apr-2010	02-Sep-2008 2010-7008253
USA NP	19-Sep-2007 60/960,184

Family  7 Methods of Treating Crohn's Disease

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Publication Date Publication No.
USA PRO			27-May-2008 61/071,944
PCT	27-May-2008 61/071,944		26-May-2009 PCT/IL2009/000527		03-Dec-2009 WO2009/144720
China NP	27-May-2008 61/071,944		26-May-2009 200980129576.5
Russian Federation NP	27-May-2008 61/071,944		26-May-2009 2010153362
Australia NP	27-May-2008 61/071,944	09-Dec-2010	26-May-2009 2009252722

South Africa NP	27-May-2008 61/071,944		26-May-2009 2010/09030
Europe NP	27-May-2008 61/071,944		26-May-2009 09754339.1
Canada NP	27-May-2008 61/071,944		26-May-2009 2,725,637
Brazil NP	27-May-2008 61/071,944	29-Nov-2010	26-May-2009 PI09095411
USA NP	27-May-2008 61/071,944	01-Feb-2011	26-May-2009 12/994,603
Israel NP	27-May-2008 61/071,944	28-Nov-2010	26-May-2009 209603

Family  8 Methods Of Selection Of Cells For Transplantation

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Publication Date Publication No.
USA PRO			02-Sep-2008 61/136,374
PCT	02-Sep-2008 61/136,374		01-Sep-2009 PCT/IL2009/000844		11-Mar-2010 WO/2010/026573
Israel NP	02-Sep-2008 61/136,374	01-Mar-2011	01-Sep-2009 211500
Europe NP	02-Sep-2008 61/136,374		01-Sep-2009 09737160.3
USA NP	02-Sep-2008 61/136,374	01-Mar-2011	01-Sep-2009 13/061,605

Family 9 Adherent Cells From Placenta Tissue And Use Thereof In Therapy

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Publication Date Publication No.
USA PRO			02-Sep-2008 61/136,375
USA PRO			23-Jan-2009 61/202,050
PCT	02-Sep-2008 61/136,375		01-Sep-2009 PCT/IL2009/000846		11-Mar-2010 WO2010/026575
Europe NP	02-Sep-2008 61/136,375		01-Sep-2009 09737162.9

India NP	02-Sep-2008 61/136,375	24-Mar-2011	01-Sep-2009 2200/DELNP/2011
Mexico NP	02-Sep-2008 61/136,375	01-Mar-2011	01-Sep-2009 MX/a/2011/002328
Singapore NP	02-Sep-2008 61/136,375		01-Sep-2009 NYD
China NP	02-Sep-2008 61/136,375	29-Apr-2011	01-Sep-2009 NYD
Australia NP	02-Sep-2008 61/136,375	31-Mar-2011	01-Sep-2009 2009288781
Israel NP	02-Sep-2008 61/136,375	02-Mar-2011	01-Sep-2009 211525
Brazil NP	02-Sep-2008 61/136,375	03-Mar-2011	01-Sep-2009 NYD
Russian Federation NP	02-Sep-2008 61/136,375		01-Sep-2009 NYD
South Africa NP	02-Sep-2008 61/136,375	03-Mar-2011	01-Sep-2009 2011/01750
Canada NP	02-Sep-2008 61/136,375	01-Mar-2011	01-Sep-2009 NYD
USA NP	02-Sep-2008 61/136,375	01-Mar-2011	01-Sep-2009 13/061,538

Family 10 Adherent Cells From Placenta Tissue And Use Thereof In Therapy

USA PRO			02-Sep-2008 61/136,377
USA PRO			23-Jan-2009 61/202,049
PCT	02-Sep-2008 61/136,377		01-Sep-2009 PCT/IL2009/000845	11-Mar-2010 WO/2010/026574
Europe NP	02-Sep-2008 61/136,377		01-Sep-2009 09737161.1
Israel NP	02-Sep-2008 61/136,377	01-Mar-2011	01-Sep-2009 211501
USA NP	02-Sep-2008 61/136,377	01-Mar-2011	01-Sep-2009 13/061,656

Family 11-  Adherent Cells From Placenta And Use Of Same In Disease Treatment

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Publication Date Publication No.
USA PRO			06-Aug-2010 61/371,459
PCT	30-Nov-2009 61/272,985		29-Nov-2010 TBA
USA PRO			30-Nov-2009 61/272,985

Family  12 Adherent Stromal Cells Derived From Plancentas Of Multiple Donors And Uses Thereof

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Publication Date Publication No.
USA PRO			23-Apr-2010 61/327,330
Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Publication Date Publication No.
PCT	23-Apr-2010 61/327,330		21-Apr-2011 NYD

Family 13- Methods And Systems For Harvesting Adherent Stromal Cells

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Publication Date Publication No.
USA PRO			15-Apr-2011 61/475,761

Exhibit 1.1(www): Safety Agreement Table of Contents

A.	Background

B.	General Considerations
Management of a Single Global Safety Database
Adherence to Standard Operating Procedures
Qualified Persons for Pharmacovigilance
Rights of Pharmacovigilance Audit
Records Retention
Data Reconciliation

C.	Adverse Event Reporting and Exchange
Clock Start Date for Expedited Reporting
Regulatory Reporting Responsibilities
Language, Format and Mode for Information Exchange
Timing Requirements
Assessing Listedness
Responsibilities for Obtaining Follow-Up Information
Literature Review
Collection of Lot Numbers
Data Required for Internal Committees

D.	Risk Management
Risk Management Plan Development and Maintenance
Safety Signal Detection and Surveillance

E.	Periodic Reports

F.	Regulatory Inquiry from Health Authorities

G.	Regulatory Inspections

H.	Dispute Resolution

I.	Safety Agreement Termination

Attachment 1: Contacts
Attachment 2: Adverse Event Reporting Contacts
Attachment 3: Territories
Attachment 4: AE Process Flow and Case Receipt Reconciliation

Exhibit 6.2: Commercial Supply Terms

1.
Unless otherwise specified in the Agreement, this Exhibit sets forth material terms and conditions which shall be incorporated into a Manufacturing and Supply Agreement to be negotiated and entered into by the Parties for the Product in accordance with Section 6.2 of the Agreement.

2.	Capitalized terms used but not defined in this term sheet shall have the meanings assigned to them in the Agreement.

3.	Pluristem will sell, and UTC will buy, UTC’s requirements of Product for commercial supply.

4.	Supply of Product would be provided in the form of the supply of PLX in accordance with the Specifications, which UTC may finish or have finished by a Representative.

5.
The Manufacturing and Supply Agreement will set forth a forecast procedure for Product to be provided thereunder. The forecast procedure will contemplate UTC’s needs for reasonable flexibility in forecasting and Pluristem’s needs for sufficient information and certainty to reasonably enable it to timely supply UTC.

6.
Orders will be placed at a reasonable in advance, given the needs for the Product, the shelf-life of the Product, and the time necessary to obtain raw materials and manufacture Product. UTC will only order Product as it reasonably anticipates it will need for its purposes.

7.	The Parties shall adopt a reasonable procedure for arriving at binding commitments for the supply and purchase of the Product.

8.	Pluristem will ensure all such Product complies with the Specifications. The Manufacturing and Supply Agreement shall specify the remaining shelf-life upon delivery of Product.

9.
The Price of all Product shall be Cost of Goods Sold plus **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

10.	In the event of any shortage of Product, Pluristem will allocate product such in accordance with the Agreement.

11.
Any changes to the Product in the Field or its Manufacture, including those specific to a particular indication or Applicable Laws or the requirements of any Regulatory Authority shall be agreed to in writing between the Parties, acting reasonably.

12.
Pluristem will be responsible for obtaining and maintaining all necessary approvals, licenses and documentation related to the export of Product, including all necessary approvals and documentation related to the master file and the accreditation of manufacturers. Each Party shall provide copies thereof to the other as requested at least 60 days prior to the first scheduled delivery of Product, such provision to be commensurate with the Agreement.

13.
UTC will have a reasonable period to test Product for conformance with the Specifications. In the event of any disagreement as to compliance with the Specifications upon delivery, such matter will be determined by an independent third party.

14.	Pluristem will have sole regulatory responsibility for all manufacturing matters and will cooperate with UTC with respect thereto.

15.	Confidentiality provisions will be included commensurate with those contained in the Agreement.

16.
Concurrently with the negotiation of the Manufacturing and Supply Agreement, the parties will develop and agree upon a quality agreement governing the quality and specifications of Product, which agreement shall form a part of the Manufacturing and Supply Agreement and be subject to settlement of its terms in the same manner as the Manufacturing and Supply Agreement.

17.	The insurance and indemnity provisions shall be commensurate with the Agreement.

18.	The term and termination provisions shall be commensurate with Agreement.

19.
The Manufacturing and Supply Agreement shall contain other customary and appropriate provisions including provisions for representations and warranties, and the like, and, subject to the specifics set out in this Exhibit, all such terms to be commercially reasonable and customary for supply agreements in the life sciences context.

Exhibit 6.8: Funded Technology

Any and all Pluristem Technology related to PLX.

Exhibit 8.6: Wire Instructions

**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

Exhibit 11.5: Press Release

`

Pluristem and United Therapeutics Enter into an Exclusive License
Agreement to Develop and Commercialize PLX Cells for the Treatment of
Pulmonary Hypertension

HAIFA, ISRAEL, June 20, 2011 -- Pluristem Therapeutics Inc. (NasdaqCM: PSTI; TASE: PLTR) today announced that its wholly owned subsidiary, Pluristem Ltd., has entered into an exclusive out-license agreement with United Therapeutics Corporation (NasdaqGS: UTHR) for the use of Pluristem’s PLacental eXpanded (PLX) cells to develop and commercialize a cell-based product for the treatment of Pulmonary Hypertension (PH).

Under the terms of the agreement, United Therapeutics will receive exclusive worldwide licensing rights for the development and commercialization of the future product for treating PH patients. Pluristem will retain all manufacturing rights; participate in the pre-clinical and clinical trial activities as well as provide the commercial grade product.

Under the terms of the agreement, United Therapeutics will make an upfront payment of $7 million to Pluristem. Pluristem is eligible to receive regulatory milestone payments and other payments accumulating together with the upfront payment to a total of approximately $55 million and reimbursement of costs of its development and clinical activities. United Therapeutics will bear all the costs of conducting the clinical trials for this indication.  Following commercialization, United Therapeutics shall purchase commercial supplies from Pluristem at a specified margin over Pluristem’s cost. In addition, United Therapeutics will pay Pluristem specified royalties as a percentage from its gross profits generated from the developed product.

"This is an important milestone for our company, as it exemplifies our belief that Pluristem's PLX cells are a platform technology that can be used for the treatment of numerous diseases. This agreement is in line with our strategy of being a state of the art cell manufacturer while maintaining all the production and Intellectual Property rights for future product candidates", said Zami Aberman, Chairman and CEO of Pluristem. "We are very pleased to partner with United Therapeutics, an expert and a leader in the area of PH, and to cooperate with their talented team to quickly bring this product to market and improve the quality of life of Pulmonary Hypertension patients."

"Our mission to help patients suffering from Pulmonary Hypertension has led us to seek companies exhibiting innovative approaches and cutting edge technology, with whom we could partner for developing new therapies. Pluristem's impressive results of their current clinical trials, their strong intellectual property and unique manufacturing capabilities, convinced us to select Pluristem as our partner in developing an important cell therapy for treating PH", said Roger Jeffs, President and Chief Operating Officer of United Therapeutics. "We are excited to enter into this partnership and to work alongside Pluristem in advancing this exciting platform."

The signing ceremony will be held tomorrow, June 21st at 09:30 Israel time at the Tel Aviv Stock Exchange in the presence of Dr. Roger Jeffs, President and Chief Operating Officer of United Therapeutics, and Mr. Zami Aberman, Chairman and CEO of Pluristem Therapeutics.

Closing of the agreement is subject to certain closing conditions and is expected by the end of August 2011.

# # #

About Pulmonary Hypertension (PH)

Pulmonary Hypertension is the damage that occurs to the pulmonary vessels (leading from the heart to the lungs) when the blood pressure in those vessels is abnormally high. The disease can be secondary to other conditions or unrelated to any identifiable disorder. Approximately 1,000 new cases of this catastrophic disorder are diagnosed annually in the US*.

*National Library of Medicine

About United Therapeutics Corporation

United Therapeutics Corporation (NasdaqGS: UTHR) is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions, including cardiovascular, cancer, and infectious diseases.

About Pluristem Therapeutics

Pluristem Therapeutics Inc. (NasdaqCM: PSTI; TASE: PLTR) is a leading developer of placenta-based cell therapies. The company's patented PLX (PLacental eXpanded) cells drug delivery platform releases a cocktail of therapeutic proteins in response to a host of local and systemic inflammatory diseases. PLX cells are grown using the company’s proprietary 3D micro-environmental technology and are an off-the-shelf product that requires no tissue matching prior to administration. Data from two phase I studies indicate that Pluristem’s first PLX product candidate, PLX-PAD, is safe and potentially effective for the treatment of end stage peripheral artery disease. Pluristem’s pre-clinical animal models have demonstrated PLX cells are also potentially effective in nerve pain and muscle damage, when administered locally, and in inflammatory bowel disease, MS and stroke, when administered systemically.

Pluristem has a strong patent portfolio, GMP certified manufacturing and research facilities, strategic relationships with major research institutions and a seasoned management team.

For more information visit www.pluristem.com, or follow us on Twitter @Pluristem, the content of which is not part of this press release.

Investor Relations Contact:

Pluristem:

William Prather R.Ph., M.D.
Sr. VP Corporate Development
1-303-883-4954
William.PratherMD@pluristem.com

Daya Lettvin
Investor & Media Relations Director
+972-54-647-5580
daya@pluristem.com

Media Contact:

Pluristem:

Matthew Krieger
Ruder Finn – for Pluristem
+972-54-467-6950
matthew@ruderfinn.co.il

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. For example, we are using forward looking statements when we discuss thebelief that our PLX cells are a platform technology that can be used for the treatment of numerous diseases, when we discuss the timing to bring this product to market and its ability to improve the quality of life of Pulmonary Hypertension patients, when we say that closing of the agreement with United Therapeutics is expected by the end of August 2011 and imply that we may receive future payments if our products are commercialized and generate gross profits or when we say that data from two Phase I clinical trials indicate that Pluristem’s first PLX product, PLX-PAD, is safe and potentially effective for the treatment of end stage PAD or that Pluristem’s pre-clinical animal models have demonstrated PLX cells are also potentially effective in nerve pain and muscle damage when administered locally and in inflammatory bowel disease, MS and stroke when administered systemically. These forward-looking statements are based on the current expectations of the management of Pluristem only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; we may encounter delays or obstacles in launching our clinical trials; our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; we may be unable to retain or attract key employees whose knowledge is essential to the development of our products; unforeseen scientific difficulties may develop with our process; our products may wind up being more expensive than we anticipate; results in the laboratory may not translate to equally good results in real surgical settings; our patents may not be sufficient; our products may harm recipients; changes in legislation; inability to timely develop and introduce or commercialize new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Pluristem to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Pluristem undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Pluristem, reference is made to Pluristem's reports filed from time to time with the Securities and Exchange Commission.